UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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PubMatic, Inc.
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Notice of 2026 Annual Meeting of Stockholders

DATE & TIME Friday, May 29, 2026 9:00 a.m. Pacific Time

WHERE Virtual Meeting via webcast at www.virtualshareholdermeeting.com/ PUBM2026

RECORD DATE The close of business on April 1, 2026

The Company is holding the Annual Meeting to:
1
Elect eight directors, each to serve until the 2027 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal;

2	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
3	Approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers; and
4	Transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Dear Fellow Stockholders,
2025 was a pivotal year for PubMatic. We made decisive moves to reposition the business for renewed, profitable growth — and by the fourth quarter, the momentum was evident. Excluding the legacy DSP referenced in mid-2025 and political spend, our underlying revenue grew 18% year-over-year in the fourth quarter of 2025 and 9% for the full year, affirming the enduring strength of our platform and the value it delivers to publishers and buyers around the world.
We also made landmark advances in artificial intelligence in 2025, including the launch of AgenticOS, PubMatic’s operating system for orchestrating autonomous, agent-to-agent advertising campaigns across premium digital environments. More than 250 agentic deals had been transacted on our platform by the end of February, 2026, and we delivered the industry’s first fully autonomous, end-to-end agentic campaign — achieving more than 5x cost efficiencies in the process. We added 50 new demand-side platform partners in 2025, diversifying our buyer base and reducing concentration risk, with ad spend from performance-based and mid-market DSPs growing 30% year-over-year in the fourth quarter. In 2026, our priorities are clear: scale AgenticOS and our AI leadership, deepen DSP diversification, expand our omnichannel footprint, and deliver the sustained, profitable growth our stockholders expect.
NOTICE IS HEREBY GIVEN that the 2026 annual meeting of stockholders (the “Annual Meeting”) of PubMatic, Inc. (the “Company” or “PubMatic”) will be held via a virtual meeting on Friday, May 29, 2026 at 9:00 a.m. Pacific Time. You can attend the Annual Meeting via the internet and vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PUBM2026. You will need to have your 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
The Company’s board of directors has fixed the close of business on April 1, 2026 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on April 1, 2026 are entitled to receive notice of, and to vote at, the meeting and any adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
A list of stockholders entitled to vote at the Annual Meeting will be available upon request by any stockholder for any purpose relating to the Annual Meeting. Stockholders can request the list of stockholders through our investor relations website at https://investors.pubmatic.com.

On or about April 15, 2026, the Company expects to mail to its stockholders the Notice containing instructions on how to access the Company’s proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of the Company’s proxy materials by mail.
Your vote is important. Whether or not you expect to attend the Annual Meeting, the Company encourages you to read the proxy statement and vote through the Internet or by telephone, or to request, sign, and return your proxy card as soon as possible, so that your shares may be represented at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting.
PubMatic appreciates your continued support.
By Order of the Board of Directors,

Rajeev K. Goel Chief Executive Officer	April 15, 2026

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting of Stockholders to be held on May 29, 2026: the Proxy Statement and our 2025 Annual Report on Form 10-K are available at https://investors.pubmatic.com.

PROXY STATEMENT
General Information

DATE & TIME Friday, May 29, 2026 9:00 a.m. Pacific Time	WHERE Virtual Meeting via webcast at www.virtualshareholdermeeting.com/PUBM2026	RECORD DATE The close of business on April 1, 2026

This proxy statement and the enclosed form of proxy are being provided to you in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of PubMatic, Inc. (the “Company”) for use at the Company’s 2026 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held via a virtual meeting on Friday, May 29, 2026 at 9:00 a.m. Pacific Time. You will be able to attend the Annual Meeting and vote during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PUBM2026. It is important that you retain a copy of the control number found on the proxy card or voting instruction form, as such number will be required in order for stockholders to gain access to the virtual meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 15, 2026 to all stockholders entitled to vote at the Annual Meeting. We use the terms “PubMatic,” “Company,” “we,” “us,” and “our” in this proxy statement to refer to PubMatic, Inc., a Delaware corporation. PubMatic’s principal executive offices are located at 601 Marshall Street, Redwood City, California 94063.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

PubMatic, Inc.	1	2026 Proxy Statement

PROPOSAL ONE
Election of Directors
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Susan Daimler, Shelagh Glaser, Amar K. Goel, Rajeev K. Goel, Anton Hanebrink, Ramon Jones, Nick Mehta, and Jacob Shulman, each an incumbent director, as nominees for election as directors at the Annual Meeting. If elected, each of the director nominees will serve as a director until our 2027 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal. For information concerning the nominees, please see the section below entitled “Board of Directors and Corporate Governance.”
Vote Required
Each director will be elected by a plurality of the votes present online at the virtual Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director. Withheld votes and broker non-votes will have no effect on the outcome of this proposal. Each nominee has consented to being named in this proxy statement and to serve if elected.

The Board of Directors recommends a vote “FOR” the election of each of the nominated directors.

PubMatic, Inc.	2	2026 Proxy Statement

PROPOSAL TWO
Ratification of Independent Registered Public Accounting Firm
Our Audit Committee has selected Deloitte & Touche LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2026. Deloitte & Touche LLP also served as our principal independent registered public accounting firm for the fiscal year ended December 31, 2025.
At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our principal independent registered public accounting firm for the fiscal year ending December 31, 2026. Although stockholder ratification is not required by applicable legal requirements, our Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our principal independent registered public accounting firm and as a matter of good corporate governance. In the event that Deloitte & Touche LLP is not ratified by our stockholders, our Audit Committee will review its future selection of Deloitte & Touche LLP as our principal independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2026 if our Audit Committee believes that such a change would be in best interests of our company and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, in which case they will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table presents fees for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2025 and 2024.

	Fiscal Year
Fees Billed	2025	2024
Audit fees(1)	$2,509,300	$2,591,174
Audit-related fees	0	0
Tax fees(2)	307,971	287,088
All other fees(3)	1,895	1,895
Total fees	$2,819,166	$2,880,157

(1)
“Audit fees” consists of professional services provided in connection with the integrated audit of our annual consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly consolidated financial statements, and statutory audits for certain international entities.

(2)
“Tax fees” include fees for tax compliance and advice, and includes $14,700 of tax services performed after the fiscal year ended December 31, 2025, but which relates to the fiscal year ended December 31, 2024. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters, assistance with sales tax, and assistance with tax audits.

(3)	“All other fees” consists of subscription fees for accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PubMatic, Inc.	3	2026 Proxy Statement

All of the services relating to the fees described in the table above were approved by our Audit Committee.
Vote Required
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting and voting affirmatively or negatively on the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends a vote “FOR” ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

PubMatic, Inc.	4	2026 Proxy Statement

PROPOSAL THREE
Non-Binding, Advisory Vote to Approve the Compensation of Our Named Executive Officers
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers.
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
Vote Required
The approval of this advisory non-binding proposal requires the number of votes “FOR” this proposal to exceed the number of votes “AGAINST” this proposal that are present at the meeting or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.
The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

PubMatic, Inc.	5	2026 Proxy Statement

Report of the Audit Committee of the Board of Directors
The information contained in the following report of the Audit Committee is not considered to be “soliciting material” and shall not be deemed to be “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.
The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2025. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the U.S. Securities and Exchange Commission.
The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2025 be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the U.S. Securities and Exchange Commission.
Submitted by the Audit Committee
Jacob Shulman, Chair
Shelagh Glaser
Anton Hanebrink
Ramon Jones

PubMatic, Inc.	6	2026 Proxy Statement

Information About the Board of Directors and
Corporate Governance
We are committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.
Our Board of Directors
Our Board of Directors is currently composed of the individuals identified in Proposal No. 1. Six of our directors are independent within the meaning of the listing standards of the Nasdaq Global Market (“Nasdaq”). At the Annual Meeting, eight directors will be elected, each to serve until the 2027 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal.
The members of our Board of Directors and their ages as of March 31, 2026 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Position	Director Since
Rajeev K. Goel	48	Chief Executive Officer, Director	2006
Amar K. Goel	49	Chief Innovation Officer, Chairman, Director	2006
Susan Daimler*	48	Director	2020
Shelagh Glaser*	61	Director	2022
Anton Hanebrink*	49	Director	2023
Ramon Jones*	56	Director	2023
Nick Mehta*	48	Director	2023
Jacob Shulman*	55	Director	2022

*	Denotes Independent Director

PubMatic, Inc.	7	2026 Proxy Statement

Rajeev K. Goel Chief Executive Officer Director
Rajeev K. Goel is one of our co-founders and has served as a member of our Board of Directors since September 2006, and since December 2008 Mr. Goel has been PubMatic’s Chief Executive Officer. Under his leadership, PubMatic grew from a four-person startup to a publicly traded enterprise with over 1,000 employees across 18 offices worldwide. Mr. Goel led the Company through its successful initial public offering on the Nasdaq Stock Market in December 2020.

Mr. Goel is a recognized leader in digital advertising and serves on the board of directors of the Interactive Advertising Bureau (IAB), where he works alongside senior executives from leading brands, agencies, publishers and technology companies to shape industry standards and practices. He is a founding consortium member of AgenticAdvertising.org and the Ad Context Protocol (AdCP), a non-profit governance structure launched in December 2025 to establish open standards for agent-to-agent advertising transactions.

Mr. Goel is a Trustee of The Johns Hopkins University, where he served on the Audit Committee for four years. He was named Ernst & Young Entrepreneur Of The Year 2022 Bay Area Award Winner, selected by an independent panel of judges based on his entrepreneurial spirit, purpose, growth, and impact. He is a frequent speaker at industry conferences including Advertising Week New York, Cannes Lions International Festival of Creativity, DMEXCO, and the LUMA Digital Media Summit, and is a published contributor to ADWEEK on topics including the competitive dynamics of digital advertising markets.

Before co-founding our Company, Mr. Goel served as a Senior Director of Product Marketing at SAP AG (2005-2007), where he was responsible for global go-to-market strategy; as a Principal at Diamond Management and Technology Consultants (2001-2005), where he led technology strategy engagements for Fortune 500 clients; and as a co-founder and Vice President of Technology of Chipshot.com (1996-2000), a venture-backed online retailer. Mr. Goel holds a Master of Science in Computer and Information Technology from the University of Pennsylvania and a Bachelor of Arts in Economics, Political Science, and Spanish from The Johns Hopkins University.

Our Board of Directors believes that Mr. Goel possesses specific attributes that qualify him to serve as a director, including the historical knowledge and operational expertise that he brings to our Board of Directors as our co-founder and Chief Executive Officer; his two decades of experience building and scaling digital advertising infrastructure; his deep relationships across the digital advertising ecosystem; and his track record of strategic leadership through industry transformation, including the current AI transformation underway.

Amar K. Goel Chief Innovation Officer Chairman of the Board, Director
Amar K. Goel is our founder and has served as Chairman of the Board and as a member of our Board of Directors since 2006. He has served as our Chief Innovation Officer since February 2021, where he leads PubMatic’s marketplace strategy, machine learning initiatives, and international operations across EMEA and APAC on a part-time basis. Mr. Goel served as our first Chief Executive Officer from 2006 to 2008, establishing the technical and strategic foundation that has enabled PubMatic to scale to processing hundreds of billions of daily impressions.

Mr. Goel has extensive experience founding, scaling, and exiting digital advertising and technology businesses across multiple geographies. Since March 2021, Mr. Goel has served on the board of directors of Kredivo Holdings Ltd., a Singaporean fintech company operating the leading buy-now-pay-later platform in Indonesia. Since May 2021, Mr. Goel has also served as Co-Founder, Chief Executive Officer and member of the board of directors of Bito Inc., an AI-powered developer tools company that has grown to more than 100,000 active developers globally and is backed by Eniac Ventures, NGP Capital, Vela Partners, and NextView Ventures. He founded Komli Media, Inc., an Asia-focused digital media platform company that was spun out of our Company, where he served as Chairman of the board of directors from 2008 to 2015 and as Chief Executive Officer from 2006 to 2011 and from December 2013 to September 2015, growing the company to approximately $50 million in revenue before its sale. He served as Chairman of the board of directors of RevX, Inc., an Asia-focused mobile advertising company subsequently acquired by Affle, from 2015 to 2018. Earlier in his career, Mr. Goel served in sales leadership roles at Microsoft Corporation (2003-2006), where he led sales for a digital advertising business in the United States, and as a consultant at McKinsey & Co. (2000-2003). He began his career as a software engineer at Netscape Communications Corporation during the early development of the commercial internet. As a 19-year-old student at Harvard University, Mr. Goel co-founded Chipshot.com from his dormitory room, growing the venture-backed online retailer to approximately $30 million in annual sales and 200 employees.

Mr. Goel is an active angel investor in enterprise technology and AI companies, with investments including SafeGraph, Nanonets, Kredivo Group, and others. Mr. Goel holds an A.B. in Economics and an M.S. in Computer Science from Harvard University.

Our Board of Directors believes that Mr. Goel possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our founder; his deep technical expertise in machine learning, auction dynamics, and real-time bidding infrastructure; expertise in scaled cloud architecture and high-volume data processing systems; his proven ability to identify and execute strategic opportunities across global markets; and his track record of creating and scaling digital advertising businesses.

PubMatic, Inc.	8	2026 Proxy Statement

Susan Daimler Independent Board Committee Memberships: Chair — Nominating and Corporate Governance Committee Compensation Committee
Susan Daimler has been a member of our Board of Directors since November 2020. She serves as the Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. She served as President of Zillow Group, Inc., a publicly traded real estate technology company, from February 2021 to November 2024, where she was responsible for $1.5 billion in annual revenue and oversaw the strategy, operations, and sales of the Premier Agent, Zillow Home Loans, New Construction, and StreetEasy businesses. Earlier at Zillow, Ms. Daimler served as Senior Vice President of Premier Agent (2018-2021), overseeing the company’s flagship agent marketing and lead generation business, and as Senior Vice President and General Manager of StreetEasy and Zillow NYC (2012-2018), where she built Zillow Group’s New York operations. Ms. Daimler joined Zillow in October 2012 following its acquisition of Buyfolio, Inc., a co-shopping platform for real estate agents and home buyers that she co-founded in 2009.

Prior to Buyfolio, Ms. Daimler co-founded SeatGuru, a consumer travel website providing airplane seat maps and reviews, which was acquired by Expedia Group Inc. in 2007. Earlier in her career, Ms. Daimler worked in advertising at TBWA\Chiat\Day and in email marketing. In August 2025, Ms. Daimler was appointed to the board of directors of Cushman & Wakefield plc (NYSE: CWK), a global leader in commercial real estate services, where she serves as an independent director. She currently serves on the Board of Trustees of The Johns Hopkins University and on the Advisory Council of the Center for Innovative Leadership at the Johns Hopkins Carey Business School.

Ms. Daimler has been recognized as one of the “7 Most Interesting People in Real Estate” by industry analyst Rob Hahn, named Innovator of the Year and a Top 100 Real Estate Leader by Inman News, and ranked #22 on the Swanepoel Power 200 Leadership rankings. She holds a Bachelor of Arts in English from The Johns Hopkins University.

Our Board of Directors believes that Ms. Daimler possesses specific attributes and experience that qualify her to serve as a director, including her more than 20 years’ experience building and scaling digital consumer marketplaces and two-sided platforms, entrepreneurial experience founding and selling two consumer technology companies; operational expertise scaling digital marketplaces and platform businesses; experience overseeing go-to-market strategy, sales operations, and digital monetization at a public technology company; and her service on the boards of directors of two publicly traded companies.

Shelagh Glaser Independent — Chief Financial Officer, Synopsys, Inc. Board Committee Membership: Audit Committee
Shelagh Glaser has served as a member of our Board of Directors since June 2022. She served as Chair of our Audit Committee until July 2025, and remains a member of our Audit Committee. She qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Ms. Glaser has served as Chief Financial Officer of Synopsys, Inc. (Nasdaq: SNPS), a global leader in electronic design automation software and silicon IP, since December 2022, where she is responsible for Finance, Tax, Treasury, and Investor Relations and leads a finance organization of approximately 700 people. At Synopsys, Ms. Glaser played a central role in the company’s $35 billion acquisition and integration of Ansys, Inc., which received final regulatory approval in July 2025. In connection with the acquisition of Ansys, Ms. Glaser also led the inaugural $10 billion bond issuance for Synopsys.

Prior to Synopsys, Ms. Glaser served as Chief Financial Officer of Zendesk, Inc. (NYSE: ZEN), a software-as-a-service customer relationship management company, from May 2021 to November 2022, where she led global finance, strategy, accounting, corporate reporting, deal desk, procurement, real estate, and investor relations through the company’s acquisition by Hellman & Friedman and Permira. Ms. Glaser spent approximately 29 years at Intel Corporation in progressively senior finance and operational leadership roles. She served as Corporate Vice President, Chief Financial Officer, and Chief Operating Officer for Intel’s Data Platform Group from July 2019 to May 2021, responsible for finance and operations of Intel’s data center, artificial intelligence, and network infrastructure businesses. She served as Chief Financial Officer for Intel’s Client Computing Group from December 2013 to July 2019, Intel’s largest business unit by revenue at the time. Earlier Intel roles included Vice President and Platform Engineering Group Controller and Mobility Computing Group Controller.

In 2025, Ms. Glaser was named a Finalist for the Bay Area CFO of the Year Award in the Large Public Company category and completed the Stanford Executive Accelerator program at Stanford University. Ms. Glaser holds a Bachelor of Arts in Economics from the University of Michigan and a Master of Business Administration in Finance from Carnegie Mellon University.

Our Board of Directors believes that Ms. Glaser possesses specific attributes and experience that qualify her to serve as a director, including her qualification as an audit committee financial expert; extensive experience as chief financial officer of publicly traded technology companies across semiconductor, SaaS, and electronic design automation industries; deep expertise in data infrastructure, cloud computing, and high-scale data processing businesses; and her experience executing large strategic transactions.

PubMatic, Inc.	9	2026 Proxy Statement

Anton Hanebrink Independent — Executive Vice President, Chief Corporate Strategy & Development Officer, Intuit Inc. Board Committee Membership: Audit Committee
Anton Hanebrink has served as a member of our Board of Directors since August 2023 and serves on our Audit Committee. He qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Mr. Hanebrink has served as Executive Vice President and Chief Corporate Strategy & Development Officer of Intuit Inc. (Nasdaq: INTU), a global financial technology platform serving consumers and small businesses, since 2019, and as Senior Vice President of Corporate Strategy & Development from November 2016 to 2019. At Intuit, Mr. Hanebrink leads the strategy, corporate development, and corporate partnership teams that define and accelerate the company’s strategic growth objectives. He has led over $20 billion in strategic acquisitions that have accelerated Intuit’s AI-driven platform strategy for consumers, SMBs, and mid-market businesses. Mr. Hanebrink led the launch of Intuit Ventures, the company’s corporate venture capital organization, in September 2021. Over the past several years, he has also negotiated transformational partnerships with companies like OpenAI, Anthropic, and Amazon. He previously served at Intuit as Vice President of Corporate Strategy & Development from January 2011 to October 2014, during which time he redesigned the company’s acquisition playbook and drove acquisition activity totaling over $2 billion in value.

Between his two tenures at Intuit, Mr. Hanebrink served as Head of Corporate Development at Square, Inc. (now Block, Inc.) from October 2014 to November 2016, where he led the company’s acquisition activity and inorganic strategy development, and served as financing lead for Square Capital, securing hundreds of millions of dollars in external financing for Square’s small business lending platform. Earlier in his career, Mr. Hanebrink served as Manager in the Strategy & Corporate Development group at Hewlett-Packard Company; as a Consultant at Boston Consulting Group; as a founding member of the M&A group at LaSalle Bank; and in investment banking at ABN AMRO, where he executed over a dozen M&A advisory assignments and equity offerings.

Mr. Hanebrink holds a Master of Business Administration from The Wharton School at the University of Pennsylvania and a Bachelor of Science in Business Administration in Finance and Marketing from Washington University in St. Louis.

Our Board of Directors believes that Mr. Hanebrink possesses specific attributes, qualifications, and experience that qualify him to serve as a director, including his qualification as an audit committee financial expert; extensive experience leading corporate strategy and M&A at scale for publicly traded technology platform companies; expertise in evaluating, structuring, and integrating strategic acquisitions in adjacent markets; and his experience with AI partnerships and corporate venture capital.

Ramon Jones Independent Board Committee Memberships: Audit Committee Nominating and Corporate Governance Committee
Ramon Jones was appointed to our Board of Directors in December 2023 and serves on our Audit Committee and Nominating and Corporate Governance Committee. Mr. Jones’ experience includes more than 25 years of marketing leadership, digital transformation, and operations at scale. He served as Executive Vice President and Chief Marketing Officer of Nationwide, a Fortune 100 insurance and financial services company, from November 2019 until his retirement in March 2025. As CMO, Mr. Jones was responsible for brand and marketing strategy, advertising, creative services, social media, and corporate communications for an enterprise that achieved record total sales of $70 billion in 2024. He led the transformation of Nationwide’s marketing organization by implementing a digital-first strategy that drove record growth, and modernized the company’s customer acquisition capabilities, including by addressing the impact of cookie deprecation by leading the transition to cookieless attribution and measurement solutions. Mr. Jones joined Nationwide in 2000 and held progressively senior roles including Senior Vice President of Marketing and Corporate Communications (2016-2019) and Regional Operations Vice President (2012-2016).

Prior to Nationwide, Mr. Jones was a Manager in Accenture’s Financial Services Strategy Practice, advising major insurance carriers on customer segmentation, distribution channel strategy, and digital transformation. In November 2025, Mr. Jones was appointed to the board of directors of MediaAlpha, Inc. (NYSE: MAX), a leading programmatic advertising platform for insurance and financial services. Additionally, he serves on the board of directors of the Columbus Regional Airport Authority, where he is a member of the Finance & Audit Committee and the Air Service & Customer Experience Committee, and he serves on the board of the Mount Carmel Health System. Mr. Jones is a Founding Member of the Black Executive CMO Alliance (BECA) and a member of the Executive Leadership Council. He has been recognized as an Adweek Brand Genius (2023), Adweek Marketing Vanguard (2024), and was named to the Adweek 50 list of leaders in marketing, media, and technology (2021).

Mr. Jones holds FINRA Series 6 and Series 26 licenses. He holds a Master of Business Administration from The Wharton School at the University of Pennsylvania, and a Bachelor of Science degree in Finance from Villanova University.

Our Board of Directors believes that Mr. Jones possesses specific attributes and experience that qualify him to serve as a director, including his experience as a C-suite executive leading the marketing function of a Fortune 100 publicly traded company; expertise in brand strategy, digital marketing, customer acquisition, and marketing technology; perspective as an advertiser and buyer of programmatic media; and his service on other public company and institutional boards.

PubMatic, Inc.	10	2026 Proxy Statement

Nick Mehta Independent Board Committee Membership: Chair — Compensation Committee
Nick Mehta has been a member of our Board of Directors since August 2023 and serves as Chair of our Compensation Committee. Mr. Mehta is widely recognized as the architect of the Customer Success software category and brings deep expertise in subscription business models, SaaS metrics, and technology company scaling. He served as Chief Executive Officer of Gainsight, Inc. from February 2013 to August 2025, growing the company from a handful of employees to more than 1,400 and helping expand the global customer success profession from approximately 1,000 practitioners to hundreds of thousands. Under Mr. Mehta’s leadership, Gainsight raised over $156 million in venture funding from Battery Ventures, Bain Capital Ventures, Bessemer Venture Partners, Lightspeed Venture Partners, and Salesforce Ventures; achieved unicorn status through Vista Equity Partners’ majority acquisition at a $1.1 billion valuation in November 2020; was named to the Forbes Cloud 100 five times; and earned the #1 spot on Glassdoor’s Best Places to Work list for 2023. Mr. Mehta led initiatives at Gainsight integrating AI into enterprise customer retention and business operations. In August 2025, Mr. Mehta transitioned from CEO to Special Advisor to the CEO and was appointed to serve on Gainsight’s Board of Directors.

Previously, Mr. Mehta served as Chief Executive Officer of LiveOffice, a cloud-based email archiving and compliance provider, from May 2008 to May 2012, where he led the company’s profitable growth to $25 million in revenue and its successful sale to Symantec Corporation for approximately $115 million. Before LiveOffice, Mr. Mehta spent more than five years at Symantec Corporation and Veritas Software Corporation, where he served as Vice President and General Manager of the Enterprise Vault business and grew annual sales from $23 million to over $200 million. He has served as Executive-in-Residence at Accel Partners (2012-2013) and Entrepreneur-in-Residence at Trinity Ventures (2007-2008). Mr. Mehta has served on the board of directors of F5, Inc. (Nasdaq: FFIV), a leading provider of multi-cloud application security and delivery solutions, since January 2019, on the board of directors of Lead Edge Growth Opportunities, Ltd. (2021-2025), and on the board of directors of Larridin, Inc. since January 2025. He has co-authored four books on customer success strategy, including Customer Success: How Innovative Companies Are Reducing Churn and Growing Recurring Revenue (Wiley, 2016) and Digital Customer Success (Wiley, 2024). Mr. Mehta was named EY Entrepreneur of the Year 2020 for Northern California and has been named one of the Top SaaS CEOs by The Software Report four times, ranking as high as #2 overall.

Mr. Mehta holds a Bachelor of Arts, magna cum laude, in Biochemistry and a Master of Science in Computer Science from Harvard University. Mr. Mehta’s key qualifications and experience that contribute to our Board of Directors include his experience as chief executive officer of technology companies; his expertise in subscription business models, customer retention, and net revenue expansion strategies that are directly relevant to PubMatic’s recurring publisher relationships; his entrepreneurial experience founding and scaling technology companies; his expertise in artificial intelligence and machine learning applications in enterprise software; his service on the boards of multiple technology companies; and his recognized thought leadership in SaaS value creation.

Jacob Shulman Independent — Chief Financial Officer, Tekion Corp. Board Committee Membership: Chair — Audit Committee
Jacob Shulman was appointed to our Board of Directors in June 2022 and has served as a member of the Audit Committee since his appointment. In July 2025, Mr. Shulman was appointed Chair of our Audit Committee. Mr. Shulman qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Mr. Shulman has served as Chief Financial Officer of Tekion Corp., a cloud-native automotive retail platform, since January 2024, where he leads the global finance organization including financial planning, investor relations, accounting, treasury management, and corporate development. During his time with Tekion, Mr. Shulman has been instrumental in Tekion surpassing $300 million in revenue run rate while growing over 200% in two years. Previously, Mr. Shulman served as Chief Financial Officer of JFrog Ltd. (Nasdaq: FROG), a leading provider of software supply chain platform, from May 2018 to December 2023. At JFrog, he played an instrumental role in guiding the company through its September 2020 initial public offering and scaling the business from $30 million in revenue run rate to over $400 million. Mr. Shulman served as Chief Financial Officer of Mellanox Technologies, Ltd. (Nasdaq: MLNX), a leading supplier of high-performance computing networking solutions, from November 2012 to May 2018, and in other finance leadership roles at Mellanox beginning in June 2007. During his tenure, he helped transform Mellanox’s financial organization to support annual revenue growth from $48 million to over $1 billion, oversaw $1.5 billion in acquisitions, and secured $500 million in financing. NVIDIA Corporation acquired Mellanox in April 2020 for approximately $7 billion.

Mr. Shulman has served on the board of directors of Verbit, Inc., an AI-powered transcription and captioning platform, between May 2021 and October 2024. He holds a Bachelor of Science in Economics and Accounting from Tel Aviv University and a Master of Business Administration from the College of Management Academic Studies.

Our Board of Directors believes Mr. Shulman possesses specific attributes and experience that qualify him to serve as a director and bring additional perspective to our Board of Directors, including his qualification as an audit committee financial expert; experience scaling and leading public company financial operations; expertise in high-growth cloud and infrastructure businesses; and his experience building financial infrastructure to support business transformations.

PubMatic, Inc.	11	2026 Proxy Statement

Board of Directors — Skills & Experience
Our company faces a distinct set of strategic demands: competing effectively against vertically integrated walled gardens, investing in infrastructure and AI-driven innovation to process trillions of daily advertising transactions, navigating an evolving and increasingly fragmented global privacy and data protection environment, and sustaining the trust of publishers and advertisers who depend on the transparency and efficiency of the open internet.
Our Board of Directors has identified skill areas and experiences that reflect these priorities and uses them to ensure that our Board of Directors has a strong mix of diverse skills that are relevant to our business as it evolves. A mark (•) indicates that a director has significant professional experience or expertise in that area, drawn from the director’s career history, board service, and educational background as described in the biographical information above. The absence of a mark does not indicate that a director lacks knowledge of or exposure to that subject, but rather that it is not among that director’s primary areas of professional depth. Shaded totals (six or more directors) indicate areas of particular collective strength across the Board.

DIRECTOR SKILLS & EXPERIENCE	R. Goel	A. Goel	Daimler	Glaser	Hanebrink	Jones	Mehta	Shulman	Total
LEADERSHIP & STRATEGY
CEO / Senior Executive Leadership CEO, President, or C-suite with enterprise-wide P&L responsibility at significant scale	•	•	•	•	•	•	•	•	8
Entrepreneurship / Growth Company Experience Founding, building, or scaling venture-backed or growth-stage companies	•	•	•		•		•	•	6
M&A / Corporate Development Mergers, acquisitions, divestitures, or significant strategic transactions	•	•	•	•	•		•	•	7
Sales & Marketing Sales organizations, go-to-market strategy, brand marketing, customer acquisition at scale	•	•	•			•	•		5
INDUSTRY & TECHNOLOGY
Scaled Cloud Infrastructure & Data Processing Cloud architecture, high-volume data processing, infrastructure at massive scale	•	•		•			•	•	5
AI / Machine Learning Artificial intelligence, machine learning, AI-powered product development, and enterprise AI deployment experience	•	•		•	•	•	•	•	7
Digital Marketplace / Platform Business Models Two-sided marketplaces, platform businesses, network-effects-driven models	•	•	•		•		•		5
Product Development / Technology Product management, software development, technology product strategy and innovation	•	•	•				•		4

•	Director has relevant skill, experience, or expertise in this area	Shaded totals (6+ directors) indicate areas of particular board strength.

PubMatic, Inc.	12	2026 Proxy Statement

Corporate Governance Guidelines
Our Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders to oversee the work of management in the conduct of our business and to seek to serve the long-term interests of our stockholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines that set forth expectations for directors, director independence standards, committee structure and functions, and other policies for the governance of the Company. Our Corporate Governance Guidelines and other PubMatic corporate governance resources are available without charge on the investor relations section of our website at https://investors.pubmatic.com/corporate-governance/governance-highlights.
Codes of Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics that applies to all our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of conduct is posted on the investor relations section of our website at https://investors.pubmatic.com/corporate-governance/governance-highlights. We intend to disclose future amendments to our code of conduct, or waivers of these provisions, on the same website or in public filings.
Our Team and Culture
PubMatic prioritizes employee engagement for the benefits it brings to our company and our employees. Employee engagement goes beyond job satisfaction and represents a deeper measure of commitment and motivation, where employees feel their work has purpose and they are motivated to contribute to a company’s goals. High levels of employee engagement have been shown to drive increased productivity, higher profitability, and lower employee turnover. It serves to foster innovation, drive customer satisfaction, and strengthens our company culture. We support engagement by implementing programs for skills and career development, recognition, feedback, open communication, and manager support.
PubMatic embraces a “talent-first” workforce strategy to ensure our employees remain adaptable and competitive, identifying high potential employees by prioritizing skills and abilities, investing in upskilling programs, encouraging dynamic career pathing based on evolving skills and business needs and preserving our ability to hire and retain diverse “top talent” across the industry. This engages our workforce and aligns our people strategy with business goals and milestones. The guiding principles of our people strategy include clarity and purpose to set clear expectations and ensure employees understand how their work contributes to our overall business success; empowering employees with autonomy and the freedom to work independently; providing opportunities for learning and career advancement and regularly acknowledging and rewarding outstanding employee contributions. Our company culture has been forged through years of supportive leadership, a strong sense of community resulting from collaboration among teams and across regions, transparent communication and open dialogue that stems from leadership behavior that serves as an example to others and our steadfast commitment to the wellbeing of our employees through work-life balance and self-care.
Employees have responded to our strong culture of shared values and people strategy that prioritize learning, opportunity, innovation, recognition, and wellbeing by naming PubMatic as a “Great Place to Work” for the past 10 years in both India and the US and for 5 years in EMEA and APAC.
Values:
•	We put the customer first.
•	We are biased towards action.
•	We are leaders and innovators.
•	We are committed to integrity.
•	We celebrate teamwork.
Cultural Principles:
•	We will empower every individual team member and treat each other as partners.
•	We will make having fun a priority.
•	We will hire and retain the best talent.
•	We will communicate internally with honesty, transparency, and authenticity, including positive and negative information.
•	We will encourage inclusion of ideas and people, creating a high-trust and high-performance workplace.
As of December 31, 2025, we had 1,030 employees, of whom 322 were located in the United States, 573 in India, and 135 in our other offices around the world.

PubMatic, Inc.	13	2026 Proxy Statement

Board Composition and Leadership Structure
The positions of Chief Executive Officer and Chair of our Board of Directors are held by two different individuals: Rajeev K. Goel and Amar K. Goel, respectively. This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chair leads our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management.
Our Corporate Governance Guidelines, established by our Board of Directors, provide that when the Chair and Chief Executive Officer positions are held by the same person, a lead independent director will be designated by our Board of Directors. The lead independent director’s responsibilities would include presiding over executive sessions of our independent directors, serving as a liaison between the Chairman and the independent directors, and performing such other functions and responsibilities as our Board of Directors may otherwise determine and delegate. Through this structure, the Board reinforces its commitment to oversight, accountability, and the promotion of transparent decision-making.
Board’s Role in Risk Oversight
Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. Our enterprise risk management program, or ERM Program, encompasses risk management, business continuity, cybersecurity, and other risk identification, management, monitoring, and mitigation efforts. Our ERM Program is overseen by our Board of Directors via regular meetings and the delegation of certain responsibilities to Board committees.
Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at Board of Director meetings at least quarterly, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions, market developments, or other material risks that we believe the Board of Directors should be aware of or may need to respond to or monitor. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk:
•
The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management by overseeing our ERM Program and through direct oversight of our cybersecurity programs, internal controls over financial reporting, and disclosure controls and procedures;

•
The Compensation Committee assists our Board of Directors in assessing risks created by the incentives inherent in our compensation policies, both for our executive officers as well as for our employee population as a whole; and

•
The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of corporate, legal, and regulatory risk and governance matters.

Executive Sessions
Executive sessions of independent directors are held in connection with each regularly scheduled Board of Directors meeting and at other times as necessary. Our Board of Directors’ policy is to hold executive sessions without the presence of management, including Rajeev K. Goel, our Chief Executive Officer and member of our Board of Directors, Amar K. Goel, our Chief Innovation Officer and Chairman of our Board of Directors, and any other non-independent directors. The committees of our Board of Directors may also meet in executive session at the end of committee meetings if our independent directors feel it is appropriate or advisable.
Board Effectiveness and Annual Self-Assessment
Our Board of Directors and each of its committees perform an annual self-assessment to evaluate the effectiveness of our Board of Directors and its committees in fulfilling their respective obligations and to identify areas for improvement or enhancement. As part of this annual self-assessment, directors are able to provide anonymous feedback on the quality and quantity of meetings, pre-meeting preparation materials provided to directors, the performance of other directors and company management, and other topics to solicit feedback from our directors. The self-assessment process, including evaluation method and responses received, is reviewed annually by the Nominating and Corporate Governance Committee. A summary of the results is presented to our Board

PubMatic, Inc.	14	2026 Proxy Statement

along with, where appropriate, recommendations from our Nominating and Corporate Governance Committee on changes or improvements that should be considered. The Chair of the Nominating and Corporate Governance Committee leads our Board of Directors in its review of the results of the annual self-assessment and takes further action as needed.
In addition, all members of our Board of Directors have the opportunity to attend director education programs to stay up-to-date on the best practices and developments in corporate governance.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors, legal counsel, and consultants of their choosing at our expense.
Director Independence
Our Class A common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Ms. Daimler, Ms. Glaser, Mr. Hanebrink, Mr. Jones, Mr. Mehta, and Mr. Shulman are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and PubMatic with regard to each directors’ business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates. Accordingly, the Board of Directors has determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under the applicable rules and regulations of the SEC and the Nasdaq listing standards.
Family Relationships
Amar K. Goel and Rajeev K. Goel are brothers. Otherwise, there are no family relationships between any of our directors or executive officers.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, copies of which are available without charge on the investor relations section of our website at https://investors.pubmatic.com. Additional committees of the Board of Directors may be established as the Board of Directors deems it appropriate or necessary.

PubMatic, Inc.	15	2026 Proxy Statement

Audit Committee
Our Audit Committee is composed of Mr. Shulman, Ms. Glaser, Mr. Hanebrink, and Mr. Jones. Mr. Jones was appointed to our Audit Committee on February 12, 2025. Mr. Shulman is the chairperson of our Audit Committee, and Ms. Glaser previously held the title of chairperson of the committee. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that each of Mr. Shulman, Ms. Glaser, and Mr. Hanebrink is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. All members of our Audit Committee are independent as that term is defined under applicable SEC rules and the listing standards of Nasdaq.
Our Audit Committee is directly responsible for, among other things:
•	selecting and hiring our independent registered public accounting firm;
•	assessing the qualifications, independence, and performance of our independent auditors;
•	preparing the audit committee report to be included in our annual proxy statement;
•	overseeing our compliance with legal and regulatory requirements;
•	overseeing our cybersecurity and information technology risks, controls and procedures, including our cybersecurity incident response;
•	overseeing our ERM Program, including oversight of the risks associated with the use of artificial intelligence;
•	directing our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and
•	reviewing and approving related-person transactions.
Compensation Committee
Our Compensation Committee is composed of Mr. Mehta and Ms. Daimler, with Mr. Mehta serving as the chairperson. Our Compensation Committee meets the requirements for independence under the Nasdaq and SEC rules and regulations.
Our Compensation Committee is responsible for, among other things:
•	evaluating, recommending, approving, and reviewing executive officer compensation arrangements, plans, policies, and programs;
•	evaluating and providing input for non-employee director compensation arrangements for determination by the Board of Directors;
•	administering our cash-based and equity-based compensation plans; and
•	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers, and employees.
The Compensation Committee has the sole authority and responsibility, subject to any approval by the Board of Directors which the Compensation Committee or legal counsel determines to be desirable or required by applicable law or the Nasdaq rules, to determine all aspects of executive compensation packages for the Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations to our Board of Directors regarding the form and amount of compensation for non-employee directors. The Compensation Committee may take into account the recommendations of the Chief Executive Officer with respect to compensation of the other executive officers, and the recommendations of the Board of Directors or any member of the Board of Directors with respect to compensation of the Chief Executive Officer and other executive officers. Our Compensation Committee also oversees and provides counsel on our equity incentive programs for all employees.
As in prior years, the Compensation Committee retained an independent executive compensation consulting firm, Frederic W. Cook & Company (“FW Cook”), to provide advice and ongoing assistance on our executive compensation and Board of Directors compensation programs and practices during the fiscal year ended December 31, 2025. Specifically, FW Cook was engaged to:
•	review and assess PubMatic’s executive compensation peer group for continued suitability;
•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

PubMatic, Inc.	16	2026 Proxy Statement

•	review and assess our current Chief Executive Officer and other executive officer compensation policies and practices and equity profile, relative to market practices;
•
review and assess our current executive compensation program design relative to market to identify any potential changes or enhancements to be brought to the attention of the Compensation Committee; and

•	review and assess our company-wide aggregate equity usage, including burn rate and dilution overhang, relative to market practices.
Representatives of FW Cook attended meetings of the Compensation Committee. FW Cook is engaged by the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities. FW Cook reports directly to the Compensation Committee and undertook no projects for management without the Compensation Committee’s prior approval. The Compensation Committee has determined that none of the work performed by FW Cook during the fiscal year ended December 31, 2025 raised any conflict of interest.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Ms. Daimler and Mr. Jones, with Ms. Daimler serving as chairperson of the committee. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•	identifying, considering and recommending candidates for membership on our Board of Directors;
•	overseeing the process of evaluating the performance of our Board of Directors; and
•	advising our Board of Directors on other corporate governance matters.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2025 were Mr. Mehta and Ms. Daimler. None of the members of our Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serve or has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during the year ended December 31, 2025.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all Company personnel, including directors, officers, employees, and other covered persons. The Company also follows procedures for the repurchase of its securities. The Company believes that its insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Company’s amended insider trading policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K filed on February 27, 2025.
Hedging and Pledging Prohibitions
Under our insider trading policy, all of our employees, officers and directors, including our Chief Executive Officer and other executive officers are prohibited from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds, unless specific pre-approval has been obtained from our General Counsel and Compliance Officer. Covered persons are also prohibited from pledging Company securities as collateral in a margin account or for loans unless specific pre-approval has been obtained from our General Counsel and Compliance Officer.

PubMatic, Inc.	17	2026 Proxy Statement

Board and Committee Meetings and Attendance
Our Board of Directors and its committees meet regularly throughout the year. Additionally, our Board of Directors and its committees may also hold special meetings and act by written consent from time to time as deemed appropriate. During the fiscal year ended December 31, 2025, the Board of Directors held seven meetings; the Audit Committee held four meetings; the Compensation Committee held six meetings; and the Nominating and Corporate Governance Committee held four meetings. During the fiscal year ended December 31, 2025, none of our directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure. The independent members of the Board of Directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.
Board Attendance at Annual Stockholders’ Meeting
We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of our annual meetings of stockholders by the members of our Board of Directors. Four of our directors attended the 2025 Annual Meeting of Stockholders.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chair) may do so by letters addressed to:
PubMatic, Inc.
c/o Corporate Secretary
601 Marshall St.
Redwood City, California 94063
All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the appropriate member(s) of the Board of Directors unless such communications are unsolicited items, sales materials and other routine items or items unrelated to the duties and responsibilities of the Board of Directors.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee is responsible for identifying, considering and recommending candidates to the Board of Directors for board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing an experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders, or other persons. The Nominating and Corporate Governance Committee regularly evaluates the number of directors on our Board of Directors to assess if we have an appropriate number of directors.
Our Nominating and Corporate Governance Committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board of Directors to fill interim director vacancies.
Our Board of Directors encourages the selection of directors who will contribute to the Company’s overall corporate goals and strategy. The Nominating and Corporate Governance Committee may from time-to-time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, professional skills or experience in advertising, media and technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers these factors in light of the specific needs of the Board of Directors at that time.

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In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review materials distributed in advance for such meetings prior to such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also, under our Corporate Governance Guidelines, there are no limits on the number of terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the Nominating and Corporate Governance Committee considers director tenure. We have not adopted a specific policy regarding Board diversity.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, PubMatic, Inc., 601 Marshall St., Redwood City, California 94063. Submissions must comply with the requirements of our bylaws, including the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, a representation that the nominating stockholder is a beneficial or record holder of our stock, and the other information specified in our bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are provided to the Nominating and Corporate Governance Committee.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Non-Employee Director Compensation
Our Board of Directors has adopted a non-employee director compensation program which provides for the following compensation to non-employee directors as of December 31, 2025:
Annual Cash Compensation
(1)	General Board Service Fee of $45,000
(2)	Lead Independent Director Fee (in addition to General Board Service Fee, if a Lead Independent Director is appointed): $20,000
(3)	Committee Chair Service Fee (in addition to General Board Service Fee; in lieu of Non-Chair Committee Member Service Fee set forth below):
(a)	Audit Committee chair: $20,000
(b)	Compensation Committee chair: $15,000
(c)	Nominating and Governance Committee chair: $10,000
(4)	Non-Chair Committee Member Service Fee (in addition to General Board Service Fee):
(a)	Audit Committee member: $10,000
(b)	Compensation Committee member: $7,500
(c)	Nominating and Governance Committee member: $7,000
Each of the foregoing fees will be paid quarterly in arrears, in each case so long as the non-employee director continues to provide services in the applicable non-employee director capacity to us through such date and will be pro-rated (based on full calendar months served). Non-employee directors may elect to receive their cash fees in the form of deferred stock units. Directors that

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choose to receive cash fees in the form of deferred stock units may elect to have such deferred stock units settle on (1) the earliest to occur of (i) the third anniversary of the annual stockholders meeting for the year in which such fees are payable, (ii) the date of a change of control, or (iii) the date of such non-employee director’s separation from service, or (2) the earliest to occur of (i) the date of a change of control or (ii) the date of such non-employee director’s separation from service.
Annual Equity Compensation
Each non-employee director will be entitled to an annual equity award with an aggregate value of $185,000 (the “Annual Award”). The Annual Award will be payable in the form of restricted stock units and will vest on the earliest of (a) the date of the next annual meeting of our stockholders, (b) the date that is one year following the grant date, (c) the non-employee director’s death or disability, or (d) the date of a change in control. Non-employee directors may also elect to receive the Annual Award in the form of deferred stock units that settle on the earliest to occur of either (1) (i) the third anniversary of the grant date, (ii) the non-employee director’s death or disability, (iii) the date of a change of control, or (iv) the date of such non-employee director’s separation from service, or (2) (i) the non-employee director’s death or disability, (iii) the date of a change of control, or (iv) the date of such non-employee director’s separation from service.
Non-employee directors are also reimbursed for reasonable expenses incurred in serving as a director, including travel expenses for attending meetings of our Board of Directors.
The following table sets forth the compensation earned by or paid to our non-employee directors for services provided during the fiscal year ended December 31, 2025. Our Chief Executive Officer, Rajeev K. Goel, and our Chief Innovation Officer, Amar K. Goel, are also members of our Board of Directors, but they do not receive additional compensation for their service as directors pursuant to the terms of our non-employee director compensation policy.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)	Total ($)
Susan Daimler	62,500	185,000	$—	247,500
Shelagh Glaser	61,170	185,000	$—	246,170
Anton Hanebrink	55,000	185,000	$—	240,000
Ramon Jones	60,833	185,000	$—	245,833
Nick Mehta	60,000	185,000	$—	245,000
Jacob Shulman	61,330	185,000	$—	246,330

(1)
The amounts reported in this column represent the amount of cash fees earned by each of our directors during the fiscal year ended December 31, 2025. For the fiscal year ended December 31, 2025, Shelagh Glaser, Anton Hanebrink, Nick Mehta, and Ramon Jones each elected to receive cash fees earned in the form of deferred share units (DSUs), which will be awarded following our 2026 Annual Stockholders’ Meeting on May 29, 2026.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the stock awards granted to our directors during the year ended December 31, 2025, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by our directors.

(3)
Equity awards for non-employee directors are payable in the form of restricted stock units (“RSU”), with each RSU being entitled to receive one share of our Class A common stock at the time of vesting for no consideration.

(4)
As of December 31, 2025, Ms. Daimler, Ms. Glaser, Mr. Hanebrink, Mr. Mehta, Mr. Jones, and Mr. Shulman each held unvested RSUs covering 15,811 shares of our Class A common stock, respectively. None of our non-employee directors held stock options as of such date.

PubMatic, Inc.	20	2026 Proxy Statement

Security Ownership of Certain Beneficial Owners
and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2026, for:
•	each of our directors;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group;
•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 38,411,753 shares of Class A common stock and 8,262,574 shares of Class B common stock outstanding on April 1, 2026. We have deemed all shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2026 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.

PubMatic, Inc.	21	2026 Proxy Statement

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PubMatic, Inc., 601 Marshall St., Redwood City, California 94063.

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power†
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Executive Officers:
Rajeev K. Goel(1)	1,265,863	3.2%	3,916,230	39.9%	29.3%
Amar K. Goel(2)	457,298	1.2%	4,460,956	52.5%	36.4%
Steven Pantelick(3)	449,005	1.2%	948,610	10.9%	7.9%
Mukul Kumar(4)	276,380	*	442,600	5.2%	3.8%
Paulina Klimenko(5)	329,086	*	—	—
Andrew Woods (6)	187,355	*	—	—	*
Susan Daimler(7)	46,156	*	3,000	*	*
Shelagh Glaser(8)	45,760	*	—	—	*
Anton Hanebrink(9)	33,833	*	—	—	*
Ramon Jones(10)	28,524	*	—	—	*
Nick Mehta(11)	33,833	*	—	—	*
Jacob Shulman(12)	42,294	*	—	—	*
All executive officers and directors as a group (12 persons)(13)	3,195,387	7.8%	9,771,396	90.7%	67.8%
5% Stockholders:
Black Rock, Inc.(14)	2,708,504	7.1%	—	—	2.2%
Graham Holdings Company(15)	2,831,462	7.4%	—	—	2.3%

*	Represents beneficial ownership of less than one percent.
†
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share.

(1)
Consists of (i) 97,656 shares of Class A common stock held by Mr. Goel, (ii) 210,984 shares of Class B common stock held by Mr. Goel, (iii) 483,784 shares of Class B common stock held by The Goel Family Trust, of which Mr. Goel is a beneficiary, (iv) 581,260 shares of Class B common stock held by Mr. Goel, as custodian for the benefit of his children under the California Uniform Transfers to Minors Act, (v) 400,000 shares of Class B common stock held by The Goel Heritage Trust, of which Mr. Goel’s children are beneficiaries, (vi) 68,616 shares of Class B common stock held by The Goel Family Gift Trust, of which family members of Mr. Goel and certain other individuals are beneficiaries, (vii) 308,775 shares of Class B common stock held by a trust, of which a child of Mr. Goel is a beneficiary, (viii) 308,775 shares of Class B common stock held by a trust, of which a child of Mr. Goel is a beneficiary, (ix) 1,168,207 shares of Class A common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2026, and (x) 1,554,036 shares of Class B common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2026.

(2)
Consists of (i) 30,594 shares of Class A common stock held by Mr. Goel, (ii) 755,314 shares of Class B common stock held by the Marais Irrevocable Trust, of which Mr. Goel’s spouse is a beneficiary, (iii) 755,584 shares of Class B common stock held by the Tuscan Irrevocable Trust, of which Mr. Goel is a beneficiary, (iv) 524,162 shares of Class B common stock held by the RAJN Trust-A, of which a child of Mr. Goel is a beneficiary, (v) 524,247 shares of Class B common stock held by the RAJN Trust-N, of which a child of Mr. Goel is a beneficiary, (vi) 1,231,585 shares of Class B common stock held by the Birchwood Trust, of which Mr. Goel and his spouse are the beneficiaries, (vii) 443,414 shares of Class B common stock held by Mr. Goel, as custodian for the benefit of his children under the California Uniform Transfers to Minors Act, (viii) 426,704 shares of Class A common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2026 and (ix) 226,650 shares of Class B common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2026.

(3)
Consists of (i) 74,348 shares of Class A common stock held by Mr. Pantelick, (ii) 297,488 shares of Class B common stock held by Mr. Pantelick, (iii) 73,464 shares of Class B common stock held by Mr. Pantelick's spouse, (iv) 115,000 shares of Class B Common Stock held by SMP DE LLC, a limited liability company in which Mr. Pantelick’s spouse and children are beneficiaries; (v) 41,536 shares of Class B Common Stock held by PSLT DE LLC, a limited liability company in which Mr. Pantelick and his children are beneficiaries; (vi) 374,657 shares

PubMatic, Inc.	22	2026 Proxy Statement

of Class A common stock subject to options held by Mr. Pantelick that are exercisable within 60 days of April 1, 2026 and (vii) 421,122 shares of Class B common stock subject to options held by Mr. Pantelick that are exercisable within 60 days of April 1, 2026.
(4)
Consists of (i) 107,315 shares of Class A common stock held by Mr. Kumar, (ii) 135,600 shares of Class B common stock held by Mr. Kumar, (iii) 169,065 shares of Class A common stock subject to options held by Mr. Kumar that are exercisable within 60 days of April 1, 2026 and (iv) 307,000 shares of Class B common stock subject to options held by Mr. Kumar that are exercisable within 60 days of April 1, 2026.

(5)
Consists of (i) 85,311 shares of Class A common stock held by Ms. Klimenko and (ii) 243,775 shares of Class A common stock subject to options held by Ms. Klimenko that are exercisable within 60 days of April 1, 2026.

(6)
Consists of (i) 75,592 shares of Class A common stock held by Mr. Woods and (ii) 111,763 shares of Class A common stock subject to options held by Mr. Woods that are exercisable within 60 days of April 1, 2026.

(7)
Consists of (i) 9,971 shares of Class A common stock held by Ms. Daimler, (ii) 1,500 shares of Class B common stock held by Ms. Daimler, (iii) 1,500 shares of Class B common stock held by Ms. Daimler’s spouse and (iv) 36,185 shares of Class A common stock issuable upon the settlement of restricted stock units held by Ms. Daimler that will be vested within 60 days of April 1, 2026.

(8)
Consists of (i) 8,065 shares of Class A common stock held by Ms. Glaser and (ii) 37,695 shares of Class A common stock issuable upon the settlement of restricted stock units held by Ms. Glaser that will be vested within 60 days of April 1, 2026.

(9)
Consists of (i) 9,575 shares of Class A common stock held by Mr. Hanebrink and (ii) 24,528 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Hanebrink that will be vested within 60 days of April 1, 2026.

(10)
Consists of (i) 4,266 shares of Class A common stock held by Mr. Jones and (ii) 24,258 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Jones that will be vested within 60 days of April 1, 2026.

(11)
Consists of (i) 18,022 shares of Class A common stock held by Mr. Mehta and (ii) 15,811 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Mehta that will be vested within 60 days of April 1, 2026.

(12)
Consists of (i) 8,065 shares of Class A common stock held by Mr. Shulman and (ii) 34,229 shares of Class A common stock issuable upon the settlement of restricted stock units held by Mr. Shulman that will be vested within 60 days of April 1, 2026.

(13)
Consists of (i) 528,780 shares of Class A common stock, (ii) 7,262,588 shares of Class B common stock, (iii) 2,494,171 shares of Class A common stock subject to options held by executive officers and directors as a group that are exercisable within 60 days of April 1, 2026, (iv) 2,508,808 shares of Class B common stock subject to options held by executive officers and directors as a group that are exercisable within 60 days of April 1, 2026 and (v) 172,436 shares of Class A common stock issuable upon the settlement of restricted stock units held by executive officers and directors as a group that will be vested within 60 days of April 1, 2026.

(14)
Based solely on information reported by Black Rock, Inc. on a Schedule 13G/A filed with the SEC on January 21, 2026. The Schedule 13G/A reports that 2,708,504 shares of Class A common stock are beneficially owned by Black Rock, Inc., with sole voting power over 2,669,844 shares and sole dispositive power over 2,708,504 shares. The address for Black Rock, Inc. is 50 Hudson Yards, New York, New York 10001.

(15)
Based solely on information reported by Graham Holdings Company on a Schedule 13G/A filed with the SEC on May 14, 2025. The Schedule 13G reports that 2,831,462 shares of Class A common stock are beneficially owned by Graham Holdings Company, with sole voting and dispositive power over 2,831,462 shares. The address for Graham Holdings Company is 1300 North 17th Street, Suite 1700, Arlington, Virginia 22209.

PubMatic, Inc.	23	2026 Proxy Statement

Executive Officers
The following table provides information regarding our executive officers as of March 31, 2026. Our Board of Directors appoints our executive officers, who then serve at the discretion of our Board of Directors.

Name	Age	Position
Rajeev K. Goel	48	Chief Executive Officer, Director
Amar K. Goel	49	Chief Innovation Officer, Chairman, Director
Steven Pantelick	63	Chief Financial Officer
Mukul Kumar	54	President of Engineering
Paulina Klimenko	51	Chief Growth Officer
Andrew Woods	42	General Counsel and Corporate Secretary

For biographical information regarding Rajeev K. Goel and Amar K. Goel, please refer to “Board of Directors and Corporate Governance” above.
Steven Pantelick has served as our Chief Financial Officer since 2011. Before joining us, Mr. Pantelick served as the Chief Financial Officer of Aggregate Knowledge Inc., a data management platform company, from 2007 to 2010; the Chief Financial Officer and Vice President of Operations of Kodak Gallery (formerly known as Ofoto Inc.), a technology company focused on imaging solutions and services for consumers, from 2004 to 2007; and as the Chief Financial Officer of SkyPilot Network, a broadband wireless equipment and networking company, from 2002 to 2003. From 1997 to 2001, Mr. Pantelick served in several roles at Blockbuster Inc., a movie and game rental entertainment company, including as Chief Operating Officer of the New Media division, Senior Vice President of U.S. Financial Operations, and Vice President of Worldwide Planning. Prior to Blockbuster, Mr. Pantelick spent seven years with Cadbury Schweppes plc in a variety of finance roles in the United States and Europe. Mr. Pantelick holds an A.B. from Harvard University and an M.B.A. from the Tuck School of Business at Dartmouth. Mr. Pantelick brings to his role deep expertise in financial reporting and audit oversight; experience supporting initial public offerings, secondary offerings, and capital markets transactions; and a track record of managing financial operations and M&A integration through major technology company transformations.
Mukul Kumar is one of our co-founders and serves as our President, Engineering, a position he has held since March 2019. Prior to being appointed as President, Engineering, Mr. Kumar held various roles with our Company including Senior Vice President of Engineering from April 2010 until March 2019, Vice President of Engineering and Founding Engineer from 2007 until 2010, and Director and Founding Engineer from 2006 until 2007. Before co-founding our company, Mr. Kumar served as the Director of Engineering at PANTA Systems, Inc., a high-performance computing company, from 2005 to 2006; and Director of Engineering at Veritas (India) Limited, a storage solutions company, from 1997 to 2005. Mr. Kumar holds a B. Tech. in Electrical Engineering from the Indian Institute of Technology, Kharagpur. Mr. Kumar brings hands-on experience and expertise building artificial intelligence and machine learning capabilities in programmatic advertising and auction dynamics; scaling cloud architecture and high-volume, real-time data processing systems; and nearly two decades of product development and technology innovation in the AdTech ecosystem as a co-founder of PubMatic.
Paulina Klimenko has served as our Chief Growth Officer since February 2021. Prior to her appointment as Chief Growth Officer, Ms. Klimenko held several positions with our Company including Senior Vice President, Business and Corporate Development and General Manager of Mobile from May 2018 to February 2021, Senior Vice President, Business and Corporate Development from March 2015 until May 2018, and Vice President of Business and Corporate Development from August 2011 to March 2015. Prior to joining us, she served as Director, Strategy and Business Operations for eBay, a consumer-to-consumer ecommerce platform, from August 2010 to July 2011; as Director, Strategy and Business Development for PayPal, Inc., an electronic payment systems company, from April 2008 to July 2010; and as Head of Business Development of Bluelithium, an online advertising network owned and operated by Yahoo! Inc., from October 2007 to April 2008. Ms. Klimenko holds a B.S. and M.S. in Finance and International Relations from the Finance Academy of Moscow and an M.B.A. from the University of Michigan Ross School of Business. Ms. Klimenko brings to her role expertise in digital advertising and the AdTech ecosystem; experience with digital marketplace and platform business models across advertising, e-commerce, and payments; and a proven record of executing strategic corporate development and international market expansion initiatives.

PubMatic, Inc.	24	2026 Proxy Statement

Andrew Woods has served as our General Counsel and Corporate Secretary since August 2022. As General Counsel, he oversees the Company’s risk management program, global privacy, corporate, commercial, intellectual property and legal affairs. Prior to joining us, he served as Director & Associate General Counsel at Twitter from March 2015 to August 2022; as Corporate Counsel at demand-side platform Turn, Inc. from November 2013 to March 2015; as General Counsel and co-founder at Skill-in-Games, a data analytics firm from April 2012 to June 2013; and as an associate at a boutique law firm where he focused on transnational litigation from September 2008 to October 2011. Before practicing law, Andrew served as a teaching fellow in the Economics Department at Harvard College. Andrew holds a J.D. from Harvard University and obtained his bachelor’s degree in History from the University of California, Los Angeles. In his role as General Counsel and Corporate Secretary, Mr. Woods provides expertise in data privacy and regulatory compliance, including navigating GDPR, CCPA, and the evolving digital advertising regulatory landscape; extensive experience in AdTech-specific commercial and intellectual property matters; and a record of building legal infrastructure to support rapid technology company growth and transformation.

PubMatic, Inc.	25	2026 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers (“NEOs”). During the fiscal year ended December 31, 2025, our NEOs were:
•	Rajeev K. Goel, our Chief Executive Officer (“CEO”);
•	Amar K. Goel, our Chief Innovation Officer;
•	Steven Pantelick, our Chief Financial Officer (“CFO”);
•	Mukul Kumar, our President of Engineering; and
•	Paulina Klimenko, our Chief Growth Officer.
Our Compensation Committee operates under a formal written charter and has the sole authority and responsibility to review and approve the compensation package of our NEOs. Our Compensation Committee also considers the design and effectiveness of the compensation program for our other executives and approves the final compensation package, employment agreements, and incentive grants for our executives. Our Compensation Committee is composed entirely of independent directors who have never served as officers of the Company.
Executive Summary
2025 at PubMatic
2025 was a pivotal and transformational year for PubMatic. We made decisive moves to reposition the business for renewed, profitable growth — and by the fourth quarter, the momentum was evident. At the heart of this transformation was our increased utilization and leveraging of artificial intelligence.
In 2025, PubMatic made landmark advances in artificial intelligence – including the launch of AgenticOS, PubMatic’s operating system for orchestrating autonomous, agent-to-agent advertising campaigns across premium digital environments. More than 250 agentic deals had been transacted on our platform by the end of February, 2026, and we delivered the industry’s first fully autonomous, end-to-end agentic campaign — achieving more than 5x cost efficiencies in the process. We added 50 new demand-side platform partners in 2025, diversifying our buyer base and reducing concentration risk, with ad spend from performance-based and mid-market DSPs growing 30% year-over-year in the fourth quarter. In 2026, our priorities are clear: scale AgenticOS and our AI leadership, deepen DSP diversification, expand our omnichannel footprint, and deliver the sustained, profitable growth our stockholders expect.
FINANCIAL PERFORMANCE

2025 REVENUE	2025 GROSS PROFIT	CASH & MARKETABLE SECURITIES
$282.9M	$179.8M	$145.5M & No Debt
▼ 3% vs. 2024; ▲ 6% vs. 2023	64% margin (vs. 65% in 2024)	▲ 4% vs. 2024

OPERATING HIGHLIGHTS

UNDERLYING GROWTH	IMPRESSIONS PROCESSED	SHARE REPURCHASES
~9% year-over-year	337T	$181.1M since 2023
Excluding referenced DSP and political, 18% YoY growth in Q4 and 9% growth in 2025	▲ 28% year-over-year; cost per million impressions ▼ 20%	12.4M Class A shares repurchased
CTV REVENUE GROWTH	OMNICHANNEL VIDEO	EMERGING REVENUES
>50% year-over-year	39% of total revenue	~10% of total revenue and nearly doubled year-over-year

PubMatic, Inc.	26	2026 Proxy Statement

Connected television growth excluding political advertising	▲ 17% year-over-year excluding political advertising	Includes Activate, Commerce Media, Connect, and AI solutions
AI: ENGINEERING CODE	AI: FINANCIAL OPS EFFICIENCY	NEW DSP INTEGRATIONS
>40% in 2H 2025	>35% efficiency gains	50 new integrations
New engineering code generated with AI assistance	Automation-driven efficiency gains in financial operations	Focusing on mid-market, high-growth opportunities

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for performance. We believe our executive compensation program is competitive, reasonable, and appropriately balances the goals of attracting, retaining, motivating, and rewarding our executives with the interests of our stockholders and the performance of our company.
Consistent with this philosophy, the aggregate equity compensation awarded to our NEOs as a group has been reduced by over 20% since the fiscal year ending December 31, 2023 as our company’s financial performance and stock price have encountered headwinds over that time period. Our Compensation Committee, in consultation with our Chief Executive Officer, made these reductions to more strongly align NEO compensation with company performance.
The primary objectives of our executive compensation program are to:
•	attract, retain and motivate talented executives who are critical for our continued growth and success, and
•	align the interests of these executives with those of our stockholders.
Consistent with the foregoing, our executive compensation program for 2025 reflected the following:
•
“At-risk” compensation focuses executives on achievement of short- and long-term goals. Our executive compensation program is primarily performance-based, rewarding short-term operating results through annual cash bonuses and long-term stockholder returns through equity awards that vest over four years. In 2025, a majority of the target amount of compensation (base salary, target annual cash incentives, and the target value of equity awards) of our CEO and other NEOs was variable (approximately 91% and 84%, respectively), based on financial or stock price performance.

•
Short-term cash incentives are based on objective, measurable goals to drive the achievement of strong annual performance. Under the 2025 Executive Bonus Plan, which is applicable to all of our NEOs except Paulina Klimenko, and the 2025 Bonus Plan – Chief Growth Officer (the “2025 Klimenko Bonus Plan” and, together with the 2025 Executive Bonus Plan, the “Executive Bonus Plans”), our NEOs were eligible for target bonuses ranging from 65% to 108% of base salary that could be earned based entirely on achievement against semi-annual revenue and adjusted pre-tax net income goals.

•
Equity awards comprise a majority of executive’s target compensation and align executives with the interests of stockholders. Long-term equity incentives were granted in the form of stock options and restricted stock units (“RSUs”), each subject to service-based vesting requirements. Stock options are inherently performance-based, as executives realize value

PubMatic, Inc.	27	2026 Proxy Statement

only if there is stock price appreciation and such appreciation is maintained through the applicable exercise and sale dates, thereby ensuring alignment with stockholders’ interests. RSUs serve to retain and motivate executives during the vesting period, and to further align executives’ interests with those of our stockholders.
Positive Pay Practices
The Company’s executive compensation program reflects several positive pay governance practices, as follows:

What We Do
Grant compensation that is primarily at-risk and variable
Subject short-term incentive compensation to measurable and rigorous financial goals
Use an independent compensation consultant
Provide a significant portion of our NEO’s compensation in equity compensation to align incentives with our shareholders
Assess the risk-reward balance of our compensation programs to avoid excessive risk taking
Maintain a Clawback Policy for our executive officers that requires recoupment of certain incentive-based compensation in the event we adjust or restate our financial statements
Provide competitive compensation that is compared against an industry peer group

What We Don’t Do
Reprice stock options
Provide uncapped incentives
Provide excessive perquisites
Pay tax gross-ups on a change in control
Guarantee annual increases in base salary or target bonus
Provide “single trigger” change in control payments
Provide excessive severance benefits
Allow hedging or pledging of our stock by directors or employees

2025 “Say-on-Pay” Advisory Vote on Executive Compensation
At our 2025 annual meeting of stockholders, our say-on-pay proposal received support from approximately 95% of the votes cast. Our Compensation Committee reviewed the results of the advisory vote as positive and believes that our stockholders, through this advisory vote, continue to support our compensation philosophy and principles.
We intend to provide our stockholders the opportunity annually to cast a non-binding advisory vote on the compensation for our NEOs, consistent with the preferences of our stockholders as reflected in the non-binding advisory vote on the frequency of future say-on-pay votes conducted at our 2022 annual meeting of stockholders.
Determining Executive Compensation
Independent Consultant; Peer Group and Benchmarking
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to review our executive compensation programs and to assess the elements of our executive officers’ total compensation from a competitive standpoint. In 2025, the Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and the corporate governance rules of the Nasdaq Global Market and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
FW Cook assisted the Compensation Committee in defining a peer group of industry-relevant and similarly-sized companies, and in benchmarking our executive compensation program against the peer group.

PubMatic, Inc.	28	2026 Proxy Statement

The peer group referenced by the Committee when setting 2025 target compensation for executives was developed considering a number of factors, including industry (primarily software companies) and scale and complexity (revenue, earnings and market capitalization), among other factors.

Compensation Peer Group
A10 Networks	Magnite	Shutterstock
Cerence	Progress Software	Sprout Social
Commvault Systems	Qualys	TechTarget
InterDigital	Rapid7	Viant Technology
LiveRamp	Repay

The peer company compensation disclosures and industry specific survey data are one reference point that the Compensation Committee uses to evaluate our executive compensation practices, including the target cash and equity compensation opportunities provided to our executives. While the Compensation Committee believes competitive data is a meaningful input for assessing compensation levels and practices, as discussed further below, a number of criteria are considered and there is no targeted benchmark level of compensation.
For 2026, as part of its annual review process, the Compensation Committee worked with FW Cook to review the peer group in July 2025 and determined to remove Commvault Systems, InterDigital, Progress Software, and Qualys due to their larger market capitalizations, and add Digital Turbine, Mitek Systems, OneSpan, PROS Holdings, Rimini Street, Weave Communications, and Yext. These seven additions were identified as size-appropriate peers with industry relevance that better balance the group on key size measures including revenue and market capitalization.
Pay Determinations
The Compensation Committee does not use a predefined framework to determine executive pay levels and considers various criteria when establishing executive compensation, including the executive’s scope of responsibilities, prior and current period performance, attainment of individual and overall company performance objectives, internal pay equity, and labor market conditions. The importance of each factor and the emphasis placed on specific factors may vary from executive to executive.
Generally, our Compensation Committee reviews and sets compensation arrangements for executive officers during the first quarter of each year. During the last quarter of 2024 and the first quarter of 2025, our CEO and Senior Vice President, Human Resources reviewed the performance and compensation of our other NEOs and made recommendations as to their compensation to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives, but does not participate in discussions regarding his own pay.

PubMatic, Inc.	29	2026 Proxy Statement

Elements of Executive Compensation
The primary compensation for executives consists of three principal components: base salary, target annual cash incentive bonus, and long-term equity incentives. Each element serves a distinct purpose in supporting the Company’s compensation philosophy, as summarized in the table below.

	Element of Pay	Form of Payment and Mix	Performance & Vesting Period	Performance Criteria	Objectives
Fixed	Base Salary		Not applicable	Base salaries are reviewed annually and adjusted based on an assessment of corporate and individual performance and competitive market conditions	• To attract and retain executives by offering salary competitive with market opportunities and taking into account each officer’s qualifications, experience, and contributions
	Annual Incentive Plan		Two six-month performance periods, with bonuses paid after year-end	Baseline funding is determined based on revenue achievement vs. target, which is increased or decreased based on adjusted pre-tax net income achievement vs. target	• To motivate and reward the achievement of financial performance objectives
At-Risk	Long-Term Incentives	25% Options / 75% RSUs Executives may elect a mix of 25%/75%, 50%/50%, or 75%/25% options/RSUs; all NEOs elected 25%/75% options/RSUs in 2025	RSUs: Four years (1/16th of shares vesting quarterly) Stock Options: Four years (1/48th of options vesting monthly)	Time-based vesting, with realized value earned based on stock price performance	• To function as an important retention tool • To align executives’ realizable compensation with the creation of stockholder value

Base Salary
Base salaries for each executive are set taking into account such officer’s qualifications, experience, and contributions. Base salaries are reviewed annually, and any adjustment is determined based on an assessment of corporate performance, the performance of each executive officer against his or her individual job and functional area’s responsibilities, and competitive market conditions for executive compensation for similar positions. None of our executives are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. For 2025, base salaries were adjusted as follows, reflecting annual merit increases and market-based adjustments:

Name	2024 Salary	2025 Salary
Rajeev K. Goel	$610,000	$622,000
Amar K. Goel	$200,000	$204,000
Steven Pantelick	$526,000	$537,000
Mukul Kumar	$283,000	$289,000
Paulina Klimenko	$432,000	$441,000

Annual Cash Incentive Bonuses
For 2025, executives were eligible for bonuses under the Executive Bonus Plans, which are formal incentive plans with pre-established goals and weightings, which were designed to reward achievements based upon corporate performance. All of our executives participated in the 2025 Executive Bonus Plan, other than Paulina Klimenko who was the only participant in the 2025 Klimenko Bonus Plan. All payments pursuant to the Executive Bonus Plans are subject to continued employment in good standing

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through the payment date. The purpose of the Executive Bonus Plans is to reward individuals that contribute to the Company’s success and to align our executives’ short-term compensation opportunity with the Company’s business objectives and performance expectations.
For 2025, the Compensation Committee established target bonus opportunities for the NEOs which were expressed as a percentage of their respective base salaries. The table below shows the target annual cash bonus opportunity for each NEO as a percentage of his or her base salary and as a corresponding dollar amount:

Name	2025 Salary	2025 Target Bonus (as % of Base Salary)	2025 Target Bonus as a Dollar Amount
Rajeev K. Goel	$622,000	108%	$672,000
Amar K. Goel	$204,000	72%	$147,000
Steven Pantelick	$537,000	70%	$376,000
Mukul Kumar	$289,000	65%	$188,000
Paulina Klimenko	$441,000	70%	$309,000

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Per the Executive Bonus Plans, each NEO was eligible to receive a cash bonus for each half of the fiscal year in the event we achieved certain financial goals, with earned bonuses paid after the end of the fiscal year. Annual bonus funding is determined via a two-step process:
1.
Baseline funding for the semi-annual period is determined using the square function of actual revenue achievement as a percent of the target goal (e.g., achievement of 110% of goal results in bonus funding of 110% x 110% = 121% of target payout). Threshold performance of 80% of goal is required before any bonuses fund.

2.
The baseline funding for each semi-annual period is then increased or decreased based on adjusted pre-tax net income performance versus target. The ratio for the first half and second half of 2025 was $0.03 per dollar (i.e., each $1 of adjusted pretax net income performance in excess of target increases the bonus pool by $0.03 cents, and vice versa). Adjustments are allocated to individual bonuses on a pro-rata basis based on their target bonus amounts.

Individual bonuses are capped at 250% of target, with actual payouts based on the funding formula described above. No bonus is paid if performance is below the threshold revenue level of 80% of target for each semi-annual period. The following table sets out the threshold amounts for each applicable performance metric (to the extent applicable) under the 2025 Executive Bonus Plan, the target values, and the actual achievement for each half of calendar year 2025.
The Committee chose revenue and adjusted pre-tax net income as incentive criteria for the Executive Bonus Plans because it views these to be the best measures of the Company’s performance in the short-term, with greater weighting on revenue due to the importance of continued growth and the perceived importance of revenue to some of our investors. Adjusted pre-tax net income is defined as income before income taxes and excluding stock-based compensations costs. Adjusted Pre-Tax Net Income is a non-GAAP financial measure, a reconciliation of the differences to the most comparable GAAP financial measure is provided in “Appendix A − Reconciliation of Non-GAAP Measures”.
The Compensation Committee set a revenue target of $139 million for the first half of 2025 and $153 million for the second half of 2025 (total annual target of $292 million) for the 2025 Executive Bonus Plan based on forecasted advertising market spend, internal demand modeling, and headwinds from an impacted DSP known at the time. The Company achieved revenue of $282.9 million for the 2025 fiscal year, primarily due to unanticipated headwinds from another large DSP that began to favor an internal offering during 2025.
The adjusted pre-tax net income target goal for the 2025 Executive Bonus Plan was $3.6 million for the first half of 2025 and $18.1 million for the second half of 2025 (total annual target of $21.7 million). The Company achieved adjusted pre-tax net income of $23.3 million for the 2025 fiscal year, overperforming the annual target goal by 9.3%.

Metric	First Half of 2025			Second Half of 2025
	Threshold	Target	Actual	Threshold	Target	Actual
Revenue	$111. 2	$139.0	$134.9	$122.4	$153.0	$148.0
Adjusted Pre-Tax Net Income (modifier)	$—	$3.6	$2.1	—	$21.2	$23.3
Achievement (% Target)			96.2%			98.9%

The 2025 Klimenko Bonus Plan relied on the same revenue and adjusted pre-tax net income thresholds, target values and achievement results as the 2025 Executive Bonus Plan, but the revenue threshold, target value and achievement was divided between Company performance in the Americas and Company performance in Europe, Middle East and Africa (EMEA), and Asia-Pacific (APAC) regions. Revenue achievement under the 2025 Klimenko Bonus Plan was weighted 33% on revenue achievement in the Americas and weighted 67% on the combined revenue achievement in EMEA and APAC regions, taken together. Accordingly, under the 2025 Klimenko Bonus Plan the $139.0M revenue target for the first half of 2025 was $93.1M for the Americas region and $45.9M for the EMEA and APAC regions, taken together. In the second half of 2025, the Klimenko Bonus Plan had the same overall revenue target of $153.0M as the other Executive Bonus Plans, but the revenue target was divided into a revenue target of $102.6M for the Americas and $50.5M for the EMEA and APAC regions, taken together. Revenue thresholds and achievement results under the 2025 Klimenko Bonus Plan were similarly weighted 33% for the Americas region and 67% for the EMEA and APAC regions, taken together.

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Based on these results, the Compensation Committee determined that the bonus had been achieved and earned at 97.6% of target for the 2025 Executive Bonus Plan and 103.6% of target for the 2025 Klimenko Bonus Plan. For 2025, the Compensation Committee approved the following bonus payments to each of our NEOs in accordance with the established formulas under the Executive Bonus Plans. The table below reflects the calculated payouts for 2025:

	Annual Base Salary ($)	Target Bonus as % of Base Salary	Payout as % of Target	Payout ($)
Rajeev K. Goel	$622,000	108%	97.6%	$655,680
Amar K. Goel	$204,000	72%	97.6%	$143,430
Steven Pantelick	$537,000	70%	97.6%	$365,893
Mukul Kumar	$289,000	65%	97.6%	$183,434
Paulina Klimenko	$441,000	70%	103.6%	$319,005

Long-Term Equity Incentives
Our Compensation Committee administers our long-term incentive compensation program and approves grants of equity awards to each of our executive officers which, for 2025, were granted in the form of stock options and RSUs. Stock options align executives’ realizable compensation with the creation of stockholder value and serve as an effective long-term incentive vehicle to retain talent and incentivize performance. Executives only realize value from options if our stock price increases following the grant date. RSUs support retention and provide alignment with stockholders’ interests during the vesting term.
The Compensation Committee regularly reviews the equity vehicles granted to executives as part of the long-term incentive compensation program to assess alignment with our Executive Compensation Philosophy and support of our pay for performance objectives. The Compensation Committee has determined that the stock options and RSUs currently used in the program continue to support alignment with shareholders and achievement of the company’s long-term objectives.
The Compensation Committee considered several factors when determining the size, mix, and material terms of the 2025 equity awards, including peer group data and the CEO’s recommendations (other than with respect to himself). Additionally, the Compensation Committee weighed our company’s financial performance against that of our competitors and the broader financial markets when determining equity awards in order to balance the goals of attracting, retaining, motivating, and rewarding our executives with aligning their compensation and incentives with the interests of our shareholders. Consistent with this philosophy, the aggregate target value of equity compensation awarded to our NEOs as a group for the fiscal year ending December 31, 2025 was more than 20% lower than the aggregate target value of equity compensation awarded for the fiscal year ended December 31, 2023.
For 2025, our NEOs were able to elect whether they wanted 25% of their equity awards in stock options with the remaining 75% in time-based RSUs, 50% of their equity awards in stock options with the remaining 50% in time-based RSUs, or 75% of their equity award in stock options with the remaining 25% in time-based RSUs. The intended grant value is converted to a number of shares using a 20-trading day average closing price including the date of grant, to mitigate effects of daily stock price volatility. The following table sets forth the intended grant value and the number of shares of common stock subject to the stock options and RSUs granted to each NEO during calendar year 2025.

	2025 Annual Grants
	Target Grant Value ($)	Percentage of Award in Options	Options (number of shares)	Percentage of Award in RSUs	RSUs (number of shares)
Rajeev K. Goel	$5,600,000	25%	269,231	75%	269,231
Amar K. Goel	$1,080,000	25%	51,923	75%	51,923
Steven Pantelick	$2,465,000	25%	118,510	75%	118,510
Mukul Kumar	$1,105,000	25%	53,125	75%	53,125
Paulina Klimenko	$1,785,000	25%	85,817	75%	85,817

PubMatic, Inc.	33	2026 Proxy Statement

Stock options vest over four years, with 1/48th of the options vesting each month, and RSUs vest over four years, with 1/16th of the shares vesting each quarter (vesting in initial quarters may be slightly different based on the grant date).
Additional Policies and Benefits
Equity Grant Policies. Executives’ stock options are granted with an exercise price equal to the fair market value of our common stock, calculated based on the closing price on the date of grant. Equity grants to executives currently are made pursuant to our 2020 Equity Incentive Plan.
Grants of options to purchase our Class A common stock, including for our NEOs, are generally based upon a predetermined schedule each year as a part of the annual compensation process agreed with our Compensation Committee. The grant dates of these options are generally selected so as not to be within a short period of time, as described in the SEC’s Staff Accounting Bulletin 120 (“SAB 120”), prior to the release of material non-public information, or MNPI, such as on Forms 8-K, 10-Q or 10-K. Grants of options may occur at other times during the year due to business needs, such as for a newly hired employees or officers or newly appointed board members. Option grants for newly hired employees are typically done monthly on a trading day near the 15th of the month. The board of directors, compensation committee, or applicable designee does not anticipate the timing of disclosure of MNPI when determining the timing and terms of such awards, and we do not time the release of MNPI for the purpose of affecting the value of executive compensation.
There were no grants of options to our NEOs within 4 business days before or 1 business day after the release of MNPI on Forms 8-K, 10-Q or 10-K during the year ended December 31, 2025. Accordingly, no table of such grants is presented under SEC Regulation S-K 402(x).
Restrictions on Hedging or Pledging. Our Insider Trading Policy prohibits our directors and officers from placing securities into a margin account, engaging in short sales of our securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities held directly or indirectly, except in limited circumstances that are approved by our Compliance Officer. Directors and officers are also prohibited from pledging securities as collateral for loans, except in limited circumstances that are approved by our Compliance Officer.
Post-employment Compensation. The NEOs are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” These severance and change in control benefits are an essential element of the overall executive compensation package, and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of our stockholders.
Non-qualified Deferred Compensation Plan. We maintain a Non-Qualified Deferred Compensation Plan (the “NQDCP”), which provides that executives who meet minimum compensation requirements are eligible to defer up to 50% of their salaries and up to 100% of their annual cash incentive and long-term equity incentive awards. To be eligible to participate in the NQDCP, an executive must be a member of a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended, as determined by the administrator of the NQDCP. In 2025, all of our Named Executive Officers were eligible to participate in the NQDCP. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above-market interest on account balances. Benefits under the NQDCP are unsecured and are general assets of PubMatic. Participants are generally eligible to receive payment of their vested benefit(s) at the end of their elected deferral period, in installments over an elected deferral period, or upon termination of their employment with PubMatic for any reason, or at such other date as may be necessary to comply with Section 409A of the Internal Revenue Code. On a termination of a participant’s service, the death or disability of a participant, an unforeseeable emergency with respect to a participant, or a change in control of the Company, all amounts deferred by the applicable participant pursuant to the NQDCP will be paid out in full, along with any relating earnings, on the terms and conditions set forth in the NQDCP. Deferrals authorized by an executive and the related earnings are always 100% vested.
Clawback Policy. In accordance with SEC and Nasdaq requirements, the Compensation Committee adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies,

PubMatic, Inc.	34	2026 Proxy Statement

we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Other Benefits. The Company provides certain additional benefits to executive officers that are generally available to all employees, including medical, dental, vision and life insurance coverage, as well as 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

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Summary Compensation Table
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or awarded to or earned by our named executive officers during the fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Rajeev K. Goel, Chief Executive Officer	2025	622,000	—	4,533,602	3,259,374	655,680	9,070,656
	2024	610,000	—	3,898,481	3,892,776	764,265	9,165,522
	2023	610,000	—	5,651,864	3,185,555	823,993	10,271,412
Amar K. Goel, Chief Innovation Officer	2025	204,000	—	898,557	991,674	143,430	2,237,661
	2024	200,000	—	854,709	1,354,255	167,002	2,575,966
	2023	285,000	—	497,903	2,525,696	276,916	3,585,515
Steven Pantelick, Chief Financial Officer	2025	537,000	1,000	2,131,303	1,096,847	365,893	4,132,043
	2024	526,000	1,000	2,026,070	1,189,253	426,782	4,169,105
	2023	506,000	1,000	2,343,661	1,319,155	478,186	4,648,002
Mukul Kumar, President of Engineering(3)	2025	289,000	—	953,364	478,722	183,434	1,904,521
	2024	283,000	—	912,801	529,046	213,391	1,938,238
	2023	252,407	—	1,051,802	591,600	240,444	2,136,253
Paulina Klimenko, Chief Growth Officer(4)	2025	441,000	1,000	1,443,418	754,507	319,005	2,958,930
	2024	432,000	1,000	1,290,898	740,024	348,216	2,812,139
	2023	411,000	1,000	1,614,816	909,757	402,109	3,338,682

(1)
Mr. Pantelick and Ms. Klimenko each received a $1,000 bonus during 2025 for their tenure at the Company. All full-time employees of the Company, other than the founders, are eligible for tenure bonuses of $1,000 on their tenth anniversary of employment with the Company, and annually thereafter.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units or stock options, as applicable, awarded to the named executive officer during each respective fiscal year as determined in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (ASC 718) and recorded as stock-based compensation in our financial statements. The assumptions used in calculating the dollar amounts recognized for financial statement reporting purposes of the awards reported in this column are set forth in Note 9 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These dollar amounts reflect the accounting cost for these awards and do not necessarily correspond to the actual economic value of the awards.

(3)
Mr. Kumar resides in Pune, India. Certain elements of his compensation are paid in Indian rupees and are converted for comparison purposes to U.S. dollars based on the conversion rate as of December 31, 2025.

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Equity Compensation
Grants of Plan-Based Awards for 2025
From time to time, we grant equity awards in the form of stock options and restricted stock units to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. The following table provides information about awards granted in 2025 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Options and Awards ($)(2)
		Target	Maximum
Rajeev K. Goel	N/A	672,000	1,680,000	—	—	—	—
	02/18/2025	—	—	—	269,231	15.65	2,375,734
	02/18/2025	—	—	269,231	—	—	4,213,465
Amar K. Goel	N/A	147,000	367,500	—	—	—	—
	02/18/2025	—	—	—	51,923	15.65	458,176
	02/18/2025	—	—	51,923	—	—	812,595
Steven Pantelick	N/A	375,000	937,500	—	—	—	—
	02/18/2025	—	—	—	118,510	15.65	1,045,750
	02/18/2025	—	—	118,510	—	—	1,854,682
Mukul Kumar	N/A	188,000	470,000	—	—	—	—
	02/18/2025	—	—	—	53,125	15.65	468,783
	02/18/2025	—	—	53,125	—	—	831,406
Paulina Klimenko	N/A	308,000	770,000	—	—	—	—
	02/18/2025	—	—	—	85,817	15.65	757,262
	02/18/2025	—	—	85,817	—	—	1,343,036

(1)
Amount represents the potential target annual cash incentive award under our 2025 Executive Bonus Plan, or in the case of Paulina Klimenko, the 2025 Klimenko Bonus Plan. No threshold payouts were established, and accordingly, the sub-column “Threshold ($)” is not applicable and has not been presented. Additional information regarding the 2025 Executive Bonus Plan and 2025 Klimenko Bonus Plan is set forth in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Bonuses.”

(2)
Amounts represent the aggregate grant date fair values of the equity awards calculated in accordance with ASC Topic 718. All equity awards were granted under 2020 Equity Incentive Plan. The aggregate grant date fair value for the RSUs was based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. The aggregate grant date fair value for the stock options was based on the Black-Scholes option valuation methodology. This calculation is performed for accounting purposes and reported in the table and does not necessarily reflect the value that may be realized by the executive with respect to the awards. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2025 Annual Report.

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Outstanding Equity Awards at 2025 Fiscal Year-End
The following table presents, for each of our named executive officers, information regarding outstanding equity awards held as of December 31, 2025.

		Option Awards					Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Vesting Commencement Date (g)	Number of Shares or Units of Stock That Have Not Vested(5)(7) (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (i)
Rajeev K. Goel	07/08/2016(2)	113,462	—	1.11	07/07/2026	08/01/2016	—	—
	05/02/2017(3)(4)	240,574	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(3)(4)	350,000	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(3)(4)	250,000	—	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(3)(4)	600,000	—	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	250,636	—	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	116,670	—	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	299,973	69,225	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	389,081	302,619	15.38	01/26/2034	01/01/2024	—	—
	02/18/2025(5)(6)	84,135	185,096	15.65	02/18/2035	01/01/2025	—	—
	01/31/2023(10)	—	—	—	—	—	69,127	613,156
	01/26/2024(10)	—	—	—	—	—	100,873	894,744
	02/18/2025(10)	—	—	—	—	—	185,096	1,641,802
Amar K. Goel	05/02/2017(2)(3)	6,250	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(2)(3)	75,400	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(2)(3)	95,000	—	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(2)(3)	50,000	—	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	95,481	—	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	31,072	—	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	237,837	54,885	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	37,519	29,181	15.38	01/26/2034	01/01/2024	—	—
	02/18/2025(5)(6)	16,226	35,697	15.65	02/18/2035	01/01/2025
	01/31/2023(10)	—	—	—	—	—	6,090	54,018
	01/26/2024(10)	—	—	—	—	—	29,181	258,835
	02/18/2025(10)	—	—	—	—	—	35,697	316,632
Steven Pantelick	03/14/2018(3)(4)	148,626	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(3)(4)	118,663	—	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(3)(4)	153,833	—	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	71,610	—	36.25	01/28/2031	01/01/2021	—	—
	2/04/2022(5)(6)	52,501	—	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	124,275	28,679	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	80,596	62,685	15.38	01/26/2034	01/01/2024	—	—
	02/18/2025(5)(6)	37,034	81,476	15.65	02/18/2035	01/01/2025
	01/31/2023(10)	—	—	—	—	—	28,639	254,028
	01/26/2024(10)	—	—	—	—	—	62,685	556,016
	02/18/2025(10)	—	—	—	—	—	81,476	722,692
Mukul Kumar	05/02/2017(2)(3)	47,000	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(2)(3)	85,000	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(2)(3)	65,000	—	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(2)(3)	110,000	—	2.16	07/28/2030	01/01/2020	—	—
	1/29/2021(5)(6)	33,418	—	36.25	01/28/2031	01/01/2021	—	—
	2/04/2022(5)(6)	23,334	—	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	55,709	12,856	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	36,129	28,100	15.38	01/26/2034	01/01/2024	—	—
	02/18/2025(5)(6)	16,602	36,523	15.65	02/18/2035	01/01/2025
	01/31/2023(10)	—	—	—	—	—	12,838	113,873
	01/26/2024(10)	—	—	—	—	—	28,100	249,247
	02/18/2025(10)	—	—	—	—	—	36,523	323,959

PubMatic, Inc.	38	2026 Proxy Statement

		Option Awards					Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Vesting Commencement Date (g)	Number of Shares or Units of Stock That Have Not Vested(5)(7) (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (i)
Paulina Klimenko	01/29/2021(5)(6)	36,601	—	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	30,140	—	26.27	02/02/2032	01/01/2022	—	—
	01/31/2023(5)(6)	85,707	19,778	15.33	01/31/2033	01/01/2023	—	—
	01/26/2024(5)(6)	58,362	45,393	15.38	01/26/2034	01/01/2024	—	—
	02/18/2025(5)(6)	26,818	58,999	15.65	02/18/2035	01/01/2025
	01/31/2023(10)	—	—	—	—	—	19,751	175,191
	01/26/2024(10)	—	—	—	—	—	45,393	402,636
	02/18/2025(10)	—	—	—	—	—	58,999	523,321

(1)
Market value based upon the closing price of a share of our Class A common stock on December 31, 2025. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over a specified period of time from the date of grant contingent upon continued employment and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

(2)	Granted under our 2006 Stock Option Plan.
(3)	Granted under our 2017 Equity Incentive Plan.
(4)
Of the total award, 1/48th of the shares of Class B common stock underlying the stock option vest monthly beginning on the one-month anniversary of the vesting commencement date, subject to the optionee’s continued service through the applicable vesting date.

(5)	Granted under our 2020 Equity Incentive Plan.
(6)
Of the total award, 1/48th of the shares of Class A common stock underlying the stock option vest monthly beginning on the one-month anniversary of the vesting commencement date, subject to the optionee’s continued service through the applicable vesting date.

(7)	The awards reported in this column (h) reflect the unvested RSUs awarded to our NEO’s in fiscal 2025, fiscal 2024 and fiscal 2023 under the 2020 Equity Incentive Plan.
(8)
Of the total award, 1/16th of the total number of RSUs granted vested on April 1 of the grant year, and then 1/16th of the total number of RSUs granted vested on each quarterly anniversary thereafter, subject to the recipient’s continued service through the applicable vesting date.

Option Exercises and Stock Vested Table for 2025
The following table sets forth information with respect to the NEOs concerning the exercise of stock options and vesting of stock awards during the year ended December 31, 2025.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Rajeev K. Goel	638,149	5,594,585	245,239	2,681,394
Amar K. Goel	—	—	46,500	508,233
Steven Pantelick	88,000	753,280	116,452	1,275,314
Mukul Kumar	—	—	52,125	570,831
Paulina Klimenko	—	—	79,975	874,874

(1)
Based upon the closing price of a share of our Class A common stock on the date of exercise, which ranged from $7.48 per share to $15.24 per share, less the exercise price of the associated stock option multiplied by the number of shares of our Class A common stock exercised.

(2)
Based upon the closing price of a share of Class A common stock on the date of vesting, which ranged from $8.26 per share to $14.69 per share, multiplied by the number of shares of our Class A common stock that vested.

Pension Benefits. None of our named executive officers participate in or have account balances in any qualified or non-qualified defined benefit pension plans sponsored by the Company. Accordingly, no Pension Benefits Table is included in this proxy statement.

PubMatic, Inc.	39	2026 Proxy Statement

Non-qualified Deferred Compensation — Fiscal 2025
None of our NEOs deferred any portion of their compensation as part of our Non-qualified Deferred Compensation Plan during 2025. No withdrawals or distributions were made from the NQDCP in fiscal 2025, and there are no outstanding balances under our NQDCP as of December 31, 2025.
For additional information about our NQDCP, see “—Additional Policies and Benefits—Non-qualified Deferred Compensation Plan” above.
Employment Agreements
We have entered into executive employment agreements with each of our NEOs that provide for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause.
Rajeev K. Goel
On December 18, 2007, we entered into an offer letter, as amended and restated on May 10, 2017, with Mr. Goel, our Chief Executive Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Goel does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Goel’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Amar K. Goel
On August 24, 2016, we entered into an offer letter, as amended July 15, 2019, with Mr. Goel, our Chief Innovation Officer, Founder, and Chairman. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Goel does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Goel’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Steven Pantelick
On November 7, 2011, we entered into an offer letter, as amended May 10, 2017, with Mr. Pantelick, our Chief Financial Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Pantelick does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Pantelick’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Mukul Kumar
On November 7, 2007, we entered into an offer letter, as amended May 10, 2017, with Mr. Kumar, our President, Engineering. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Kumar does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Kumar’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Paulina Klimenko
On July 19, 2011, we entered into an offer letter with Ms. Klimenko, our Chief Growth Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Ms. Klimenko does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Ms. Klimenko’s offer letter, she is eligible to participate in the 2025 Klimenko Bonus Plan (as described above) and our employee benefit plans, including health insurance, that we offer to our employees.

PubMatic, Inc.	40	2026 Proxy Statement

Retention Agreements
On January 29, 2021, we entered into retention agreements (the “Retention Agreements”) with each of Rajeev K. Goel, Amar K. Goel, Steven Pantelick, Mukul Kumar and Paulina Klimenko. The Retention Agreements were approved by the Compensation Committee and supersede all other agreements and understandings between us and each participant with respect to any severance entitlement and vesting acceleration entitlements, if any.
The Retention Agreements provide for the provision of certain benefits upon either a termination by us of the participant’s employment without “cause” or a voluntarily resignation for “good reason” (each, as defined in the Retention Agreements, and collectively a “qualifying termination”). In addition, the Retention Agreements provide for different benefits in the event of a “qualifying termination” either (x) within 24 months following a “change of control” (as defined in the Retention Agreements) or (y) within three months preceding a “change of control” (provided that such termination follows a “potential change of control,” as defined in the Retention Agreements; collectively, a “CIC qualifying termination”). Payment of all benefits under the Retention Agreements will be contingent upon the participant’s execution of a release of claims within 60 days following his or her separation from service, and no payments will be made pursuant to the Retention Agreements until the expiration of such 60-day period.
The Retention Agreements are subject to a three-year term, with automatic auto-renewal unless we provide prior notice of non-renewal three months in advance of the renewal date. Non-renewal of the Retention Agreements does not constitute a qualifying termination or a CIC qualifying termination.
The Retention Agreements provide for different benefits upon a qualifying termination or a CIC qualifying termination dependent on a participant’s level of participation.
Rajeev K. Goel entered into a Chief Executive Officer Retention Agreement. The Chief Executive Officer Retention Agreement provides for the following benefits upon a qualifying termination: cash severance in an amount equal to 18 months of base salary, a pro-rata target bonus payment, COBRA continuation coverage for a period of 15 months, a 12-month period following termination in order to exercise any outstanding options, and 12-months of vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria). The Chief Executive Officer Retention Agreement provides for the following benefits upon a CIC qualifying termination: cash severance in an amount equal to 18 months of base salary, a cash payment equal to 150% of target bonus opportunity, a pro-rata target bonus payment, COBRA continuation coverage for a period of 18 months, a 12-month period following termination in order to exercise any outstanding options, and full vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria).
Each of Amar K. Goel, Steven Pantelick, Mukul Kumar and Paulina Klimenko entered into a Tier 1 Retention Agreement (each of Amar K. Goel, Steven Pantelick, Mukul Kumar and Paulina Klimenko, the “Tier 1 Participants”). The Tier 1 Retention Agreement provides for the following benefits upon a qualifying termination: cash severance in an amount equal to 12 months of base salary, a pro-rata target bonus payment, COBRA continuation coverage for a period of 12 months, and a 12-month period following termination in order to exercise any outstanding options. The Tier 1 Retention Agreement provides for the following benefits upon a CIC qualifying termination: cash severance in an amount equal to 12 months of base salary, a cash payment equal to 100% of such Tier 1 Participant’s target bonus opportunity, a pro-rata target bonus payment, COBRA continuation coverage for a period of 15 months, a 12-month period following termination in order to exercise any outstanding options, and full vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria).
Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment or settlement of benefits under the Retention Agreements may be delayed for six months if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with us.

PubMatic, Inc.	41	2026 Proxy Statement

Potential Payments Upon Termination or Change in Control Table
The table below summarizes the payments and benefits available to each NEO under various termination scenarios, assuming the separation from service was on December 31, 2025.

Name and Termination Scenario	Cash Severance ($)(1)	Bonus Amounts ($)(2)	Equity Awards ($)(3)	Benefits ($)(4)	Total Payout ($)
Rajeev K. Goel
Qualifying Termination	933,000	672,000	3,179,753	43,302	4,828,055
CIC Qualifying Termination	933,000	1,680,000	10,368,223	51,963	13,033,185
Amar K. Goel
Qualifying Termination	204,000	147,000	—	30,973	381,973
CIC Qualifying Termination	204,000	294,000	2,051,729	38,716	2,588,445
Steven Pantelick
Qualifying Termination	537,000	375,000	—	34,737	946,737
CIC Qualifying Termination	537,000	750,000	4,840,971	38,716	6,166,687
Mukul Kumar
Qualifying Termination	289,000	188,000	—	11,199	488,199
CIC Qualifying Termination	289,000	376,000	2,099,511	13,999	2,778,510
Paulina Klimenko
Qualifying Termination	441,000	308,000	—	3,000	752,000
CIC Qualifying Termination	441,000	616,000	3,596,820	3,750	4,657,570

(1)	The cash severance amount included in the table above is equal to 18 months’ base salary (in the case of Rajeev K. Goel) and 12 months’ base salary (in the case of the Tier 1 Participants).
(2)
The bonus amounts included in the table above for a qualifying termination are equal to a pro-rata bonus amount (which is equal to the NEO’s full target bonus amount for 2025); the bonus amount included in the table above for a CIC qualifying termination is equal to (x) 150% of the target bonus amount (for Rajeev K. Goel) or 100% of the target bonus amount (for all Tier 1 Participants) plus (y) a pro-rata bonus amount (which is equal to the NEO’s full target bonus amount for 2025).

(3)
The equity awards amounts included in the table above reflect (x) in the case of Rajeev K. Goel, (i) the value of his unvested equity awards that would vest in the event of a Qualifying Termination, which is equal to 12 months’ accelerated vesting for outstanding unvested awards (other than any performance-based equity awards) as of December 31, 2025, and (ii) the value of his unvested equity awards that would vest in the event of a CIC Qualifying Termination, which is equal to the value of all outstanding unvested equity awards as of December 31, 2025 (other than any performance-based equity awards); and (y) in the case of all other NEOs, the value of 12 months’ accelerated vesting for outstanding unvested equity awards (other than any performance-based equity awards) as of December 31, 2025 in the event of a CIC Qualifying Termination. Other than Rajeev K. Goel, our NEOs are not entitled to accelerated vesting in the event of a Qualifying Termination.

(4)
Rajeev K. Goel is entitled to continued coverage under our health, dental and vision plans for 15 months following a qualifying termination and for 18 months following a CIC qualifying termination and Tier 1 Participants are entitled to continued coverage for 12 months following a qualifying termination and 15 months following a CIC qualifying termination. Amount represents the estimated value of such continued coverage as of December 31, 2025, as based on actual 2025 premiums.

PubMatic, Inc.	42	2026 Proxy Statement

CEO Pay Ratio Disclosure
Pursuant to the Exchange Act, we are required to disclose the ratio of the total annual compensation of our CEO, Rajeev K. Goel to the median of the total annual compensation of all of our employees (excluding our CEO). Once the median employee was identified based on the methodology described below, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee’s annual total compensation for 2025 was $61,501. This figure reflects, in part, the global nature of our employee base: as of December 31, 2025, 708 of our 1,030 employees were located in countries outside of the United States. Our CEO’s annual total compensation for the fiscal year ended December 31, 2025 was $9,070,656 as reported in the Summary Compensation Table and which, as discussed above, reflects industry trends and executive compensation levels from our peer companies. Accordingly, our CEO to median employee pay ratio was 147:1 for 2025. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
In determining the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding the CEO), we selected December 31, 2025 as the determination date for identifying the median employee for purposes of this disclosure. We selected annual total direct compensation as our consistently applied compensation measure, which we calculated as cash compensation from base wages and actual bonuses. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees. Compensation was annualized for our employees who were hired in 2025 and for employees on an unpaid leave of absence in 2025. Compensation for international employees was converted to U.S. dollar equivalents using a year-end exchange rate and no cost of living adjustments were made.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

PubMatic, Inc.	43	2026 Proxy Statement

Pay Versus Performance Disclosure
In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid to our principal executive officer (“PEO”) and Non-PEO NEOs and certain Company financial performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure in making its pay decision for any of the fiscal years shown. For further information concerning the Company pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
The following table summarizes the executive compensation included in the summary compensation table for the Company’s PEO and the other NEOs, the executive compensation actually paid to the Company’s PEO and other NEO’s (as determined pursuant to SEC disclosure rules) and certain financial performance measures of the Company and its peer group for the fiscal years ended December 31, 2025, 2024, 2023, 2022, and 2021 (each a “Covered Year”).

Year[1]	Summary Compensation Table (“SCT”) Total for PEO[2] (a)	Compensation Actually Paid to PEO[3]	Average Summary Compensation Table Total for Non-PEO NEOs[2] (b)	Average Compensation Actually Paid to Non-PEO NEOs[3]	Value of Initial Fixed $100 Investment Based On4		Net Income (in millions)	Revenue (in millions)[5]
					Total Shareholder Return	Peer Group Total Shareholder Return
2025	$9,070,956	$772,605	$2,808,289	$593,706	$32	$211	($14)	$283
2024	$9,165,522	$11,453,669	$2,873,862	$2,898,143	$53	$171	$13	$291
2023	$10,271,412	$13,184,909	$3,427,113	$4,310,070	$58	$136	$9	$267
2022	$7,444,082	($4,325,656)	$2,430,191	($610,944)	$46	$83	$29	$256
2021	$8,609,029	$13,606,543	$3,012,452	$4,317,545	$122	$133	$57	$227

(1)
Rajeev Goel served as the Company’s principal executive officer (“PEO”) for the entirety of fiscal years 2021, 2022, 2023, 2024, and 2025. For fiscal years 2025, 2024, and 2023, The Company’s non-PEO NEOs were Amar Goel, Steven Pantelick, Paulina Klimenko, and Mukul Kumar. Mukul Kumar was also a non-PEO NEO in fiscal years 2021 and 2022. The Company’s non-PEO NEOs for fiscal years 2021 and 2022 were Amar Goel, Steven Pantelick and Jeffrey Hirsch.

(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for our PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our non-PEO NEOs.

(3)
Amounts reported in these columns represent (i) the compensation actually paid to the PEO, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below and (ii) the compensation actually paid to the PEO, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below.

(4)
The Peer Group Total Shareholder Return (“TSR”) set forth in this table is based on Nasdaq US Benchmark Software & Computer Services Total Return Index. The comparison assumes $100 was invested for the period starting December 8, 2020, the first day the Company’s common stock began trading on the Nasdaq, through the end of the listed year in the Company and in Nasdaq US Benchmark software & Computer Services Total Return Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
The Company’s Revenue is a key driver of the Company’s performance and stockholder value creation and Revenue achievement was one of two factors under our Bonus Plan for calendar year 2025 (the other being Adjusted Pre-Tax Net Income).

PubMatic, Inc.	44	2026 Proxy Statement

For each Covered Year, in determining the Compensation Actually Paid to our PEO and the average Compensation Actually Paid to our other NEOs, we deducted and added back the following amounts from the total amounts of compensation reported in columns (a) and (b) for each Covered Year. Note that the dollar amounts shown in this table do not reflect the actual amount of compensation earned by or paid to our PEO or other NEOs during the applicable years.

	2025
	PEO	Average Other NEOs
Total Compensation, as reported in the “Summary Compensation Table” for the indicated fiscal year	$9,070,956	$2,808,289
Minus Aggregate grant date fair value of the stock awards and option awards granted during the indicated fiscal year. Amounts shown are the amounts reported in the Summary Compensation Table	($7,793,276)	($2,187,098)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$3,234,959	$929,327
Plus (Minus) Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($3,274,459)	($845,872)
Plus Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$956,337	$274,734
Plus (Minus) Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	($1,421,912)	($385,674)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	$0	$0
Plus Value of Dividends or Other Earnings Paid on Unvested Awards not Otherwise Reflected in Fair Values	$0	$0
Compensation Actually Paid	$772,605	$593,706

For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year 2025
Stock Options
Expected Term (years)	4.0 – 9.8
Strike Price	$15.33 - $36.25
Volatility	70.9% - 74.4%
Dividend Yield	0%
Risk-Free Interest Rate	3.6% - 4.4%

“Compensation actually paid,” as required under SEC rules, reflects cash compensation actually paid as well as adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards which can only be determined upon the ultimate sale of the stock underlying such awards. “Compensation actually paid” generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals. The Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Compensation Discussion and Analysis” in this proxy statement.

PubMatic, Inc.	45	2026 Proxy Statement

The charts below display the relationship between “compensation actually paid” to our PEO and other NEOs in each of fiscal years 2025, 2024, 2023, 2022, and 2021 and (1) total shareholder return for both our common stock and the Nasdaq US Benchmark software & Computer Services Total Return Index (2) our revenue, and (3) our net income.
CAP vs. TSR

CAP vs. Revenue

PubMatic, Inc.	46	2026 Proxy Statement

CAP vs. Net Income

PubMatic, Inc.	47	2026 Proxy Statement

Tabular List of Most Important Financial Performance Measures
The following table presents what we believe are the most important financial measures we used to link executive pay for our PEO and other NEOs for 2025 to our performance and are the sole performance measures utilized under our Bonus Plan. The measures included in this list are not ranked.

Performance Measure	Type of Performance Disclosure
Revenue	Financial
Adjusted Pre-Tax Net Income	Financial

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

PubMatic, Inc.	48	2026 Proxy Statement

Equity Compensation Plan Information
The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2025:

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)(2)(3)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(2)(4) (c)
Equity compensation plans approved by stockholders	Class A	4,591,529	12.26	7,407,236
	Class B	3,196,138	12.26	—
Equity compensation plans not approved by stockholders	Class A	—	—	—
	Class B	—	—	—
Total	Class A and Class B	7,787,667	12.26	7,407,236

(1)
The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Includes the 2020 Plan.
(3)	Includes the 2017 Plan and the 2006 Plan.
(4)
Consists of 2,021,029 shares of Class A common stock available under the 2020 ESPP and 5,386,207 shares of Class A common stock available under the 2020 Plan. There are no shares of common stock available for issuance under our 2017 Plan or 2006 Plan, but these plans continue to govern the terms of options and granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2017 Plan and the 2006 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2020 Plan. In addition, the number of shares reserved for issuance under our 2020 Plan increased automatically by 2,344,325 on January 1, 2026 and will increase automatically on the first day of January of each of 2026 through 2030 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our Board of Directors. The number of shares reserved for issuance under our 2020 ESPP increased automatically by 468,865 on January 1, 2026 and will increase automatically on the first day of January of each year during the term of the 2020 ESPP by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our Board of Directors or the Compensation Committee. These increases are not reflected in the table above.

PubMatic, Inc.	49	2026 Proxy Statement

Report of the Compensation Committee of the
Board of Directors
The information contained in the following report of the Compensation Committee is not considered to be “soliciting material” and shall not be deemed to be “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.
The Compensation Committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that this “Compensation Discussion and Analysis” section be included in our 2025 Annual Report and this proxy statement.
Submitted by the Compensation Committee
Nick Mehta, Chair
Susan Daimler

PubMatic, Inc.	50	2026 Proxy Statement

Certain Relationships and Related-Party Transactions
From January 1, 2025 to the present, there have been no transactions other than the ones described below, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our common stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Information About the Board of Directors and Corporate Governance” and “Executive Compensation” above.
Policies and Procedures for Related-Party Transactions
Our Board of Directors has adopted a written related person transactions policy. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or our Nominating and Corporate Governance Committee in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the related party’s relationship to the Company and interest in the transaction and the potential impact on a director’s independence if the related party is a director.
Indemnification Agreements
We have entered or will enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware General Corporation Law. Subject to very limited exceptions, our bylaws also require us to advance expenses incurred by our directors and officers.

PubMatic, Inc.	51	2026 Proxy Statement

Additional Information
Stockholder Proposals to be Presented at Next Annual Meeting
Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at PubMatic, Inc., 601 Marshall St., Redwood City, California 94063, Attention: Corporate Secretary.
To be timely for our 2027 annual meeting of stockholders (the “2027 Annual Meeting”), a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Eastern Time on January 30, 2027 and not later than 5:00 p.m. Eastern Time on March 1, 2027. A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the 2027 Annual Meeting, the information required by applicable law and our bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2027 Annual Meeting must be received by us not later than December 18, 2026 in order to be considered for inclusion in our proxy materials for that meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who beneficially own more than 10% of our common stock, file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.
Based solely upon a review of the reports filed with the SEC, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements were satisfied on a timely basis, with the following exceptions: Each of Rajeev Goel, Amar Goel, Steve Pantelick, Paulina Klimenko, Mukul Kumar, Lisa Gimbel, and Andrew Woods failed to timely file one Form 4 in connection with the grant of restricted stock units and stock options on February 18, 2025. In addition, Paulina Klimenko failed to timely file one Form 4 with respect to one transaction in connection with the vesting of restricted stock units on October 1, 2025. Lisa Gimbel failed to timely file two additional Form 4s, each with respect to one transaction, in connection with the vesting of restricted stock units on May 15, 2025 and November 15, 2025, respectively. Each of Susan Daimler, Shelagh Glaser, Anton Hanebrink, Ramon Jones, Nick Mehta, and Jacob Shulman failed to timely file one Form 4 in connection with the grant of restricted stock units on May 30, 2025. Additionally, Nick Mehta failed to timely file on Form 4 in connection with the vesting of restricted stock units on May 30, 2025. All such late reports have since been filed with the SEC.
Available Information
We will mail to any stockholder, without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
PubMatic, Inc.
601 Marshall St.
Redwood City, California 94063
Attention: Investor Relations
The Annual Report on Form 10-K is also available on the Investor Relations section of our website, which is located at https://investors.pubmatic.com. Please help us reduce the impact on the environment and reduce our administrative costs by taking advantage of this method of obtaining our Annual Report on Form 10-K.

PubMatic, Inc.	52	2026 Proxy Statement

Other Matters
Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the best judgment of the persons voting such proxies.

PubMatic, Inc.	53	2026 Proxy Statement

Questions and Answers about the Annual Meeting,
the Proxy Materials and Voting at the Annual Meeting
What matters will be voted on at the Annual Meeting?
The following items will be voted on at the Annual Meeting:
(1)
the election of eight directors, each to serve until the 2027 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal;

(2)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
(3)	the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers; and
(4)	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does the Board of Directors recommend that I vote on these proposals?
Our Board of Directors recommends that you vote:
(1)
“FOR” the election of each of the directors named in this proxy statement (“Proposal No. 1”), each to serve until the 2027 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal;

(2)	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Proposal No. 2”); and
(3)	“FOR” the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement (“Proposal No. 3”).
If any other items of business or other matters are properly brought before the Annual Meeting and you have not given us prior instruction on how to vote your shares, your proxy gives authority to the persons named on the proxy card to vote those shares with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting.
We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting. None of our directors or Named Executive Officers have any substantial interest in any matter to be acted upon, other than, with respect to our directors, Proposal 1, and, with respect to our Named Executive Officers, Proposal 3.
Why are you holding a virtual Annual Meeting?
Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live video webcast. We chose the virtual format to facilitate stockholder participation by enabling stockholders to participate fully and equally from any location around the world, at no cost other than costs associated with your Internet access. A virtual Annual Meeting makes it possible for more stockholders to have quick and direct access to information, while saving the Company and our stockholders time and money.
What is a proxy?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy, that designation also is called a “proxy” or, if in a written document, a “proxy card.” Rajeev K. Goel, Steven Pantelick, and Andrew Woods have been designated by the Company as proxies for the Annual Meeting.

PubMatic, Inc.	54	2026 Proxy Statement

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 15, 2026 to all stockholders entitled to vote at the Annual Meeting. The Notice also provides instructions on how to vote and includes instructions on how to receive paper copies of the proxy materials by mail, or an electronic copy of the proxy materials by email. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
What is the record date?
Only holders of record of our common stock at the close of business on April 1, 2026 (the “Record Date”) will be entitled to vote at the meeting. At the close of business on the Record Date, we had 38,411,753 shares of Class A common stock outstanding and entitled to vote and 8,262,574 shares of Class B common stock outstanding and entitled to vote. No shares of preferred stock were outstanding as of such date. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
How many votes do I get?
Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal.
Who is entitled to vote?
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the “stockholder of record” with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, or other nominee, then you are considered to be the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account by following the voting instructions that your nominee provides. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the Annual Meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Annual Meeting.

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How many votes are needed for the approval of each proposal?
The following table sets forth the voting requirement with respect to each of the proposals:

Proposal No. 1 - Election of Directors
Each director will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. This means that the eight individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two, three, four, five, six, seven or all eight of the nominees or “WITHHOLD” your vote with respect to one, two, three, four, five, six, seven or all eight of the nominees. You may not cumulate votes in the election of directors. Any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 2 - Ratification of appointment of independent registered public accounting firm
Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3 - Non-binding advisory vote to approve the compensation paid to the Company’s named executive officers
To be approved by our stockholders, if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Withheld votes or broker non-votes will not affect the outcome of the vote.

How many shares must be present to hold the Annual Meeting?
The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the Record Date must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the virtual meeting or if you have properly submitted a proxy. If a quorum is not obtained, the chairperson of the Annual Meeting or the holders of a majority of the shares of common stock present at the Annual Meeting may adjourn the Annual Meeting to a later date.
How do I vote?
Stockholders of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in one of the following ways:
•
You may vote online at the Annual Meeting website. If you plan to attend the virtual Annual Meeting, you may vote online at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PUBM2026. You will need your 16-digit control number to join the Annual Meeting.

•
You may vote by telephone or over the Internet. To vote by telephone or over the Internet, follow the instructions provided in the Notice or proxy card. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

•	You may vote by mail. If you request or receive a paper proxy card, simply complete, sign and date the proxy card and return it as soon as possible before the Annual Meeting in the envelope provided.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 28, 2026. Submitting your proxy, whether by telephone, through the Internet, or by mail if you requested or received a paper proxy card, will not affect your right to vote online should you decide to attend the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are not the stockholder of record (as described above in the question “Who is entitled to vote?”), you must follow the voting instructions provided by your nominee to instruct your

PubMatic, Inc.	56	2026 Proxy Statement

nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your brokerage firm, bank, or other nominee. As discussed above, you may vote your shares online at the Annual Meeting only by following the instructions from your brokerage firm, bank, or other nominee.
What if a stockholder does not provide a proxy or the proxy is returned without specifying choices on the proposals?
You should specify your choice for each proposal to be voted upon at the Annual Meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the proposals to be voted upon at that Annual Meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our Annual Meeting and your shares will not be counted for purposes of determining whether a quorum exists for the Annual Meeting. If you do return a proxy via the Internet, telephone or mail, but you fail to specify how your shares should be voted on one or more proposals to be voted upon at the Annual Meeting, then to the extent you did not specify a choice, your shares will be voted: (i) “FOR” Proposal No. 1 for the election of all of the director nominees, (ii) “FOR” Proposal No. 2 ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and (iii) “FOR” Proposal No. 3, on a non-binding advisory basis, the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement, on a non-binding advisory basis.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our Annual Meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals. The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the meeting will be deemed present at our Annual Meeting for purposes of determining whether the necessary quorum exists to proceed with the Annual Meeting but will not be considered entitled to vote on the non-routine proposals. Under applicable rules, we believe Proposal No. 1 (election of directors) and Proposal No. 3 (non-binding advisory vote to approve the compensation of our named executive officers) are considered non-routine matters and as such, brokers or other nominees cannot vote on these proposals without instructions from beneficial owners. We believe Proposal No. 2 (ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm) is considered under applicable rules to be a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
Can I revoke my proxy or change my vote?
Stockholder of Record: Shares Registered in Your Name. A stockholder of record who has given a proxy may revoke or change their proxy at any time before the closing of the polls by the inspector of elections at the Annual Meeting by:
•	delivering to our Corporate Secretary a written notice stating that the proxy is revoked;
•	signing, dating, and delivering a proxy bearing a later date;
•	voting again through the internet or by telephone; or
•	attending and voting online at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are a beneficial owner, you must contact the brokerage firm, bank, or other nominee holding your shares and follow its instructions to change your vote or revoke your proxy.
Who is paying for the expenses of the solicitation?
We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians,

PubMatic, Inc.	57	2026 Proxy Statement

nominees, and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” our proxy materials and annual report, including the Notice. This means that only one copy of our annual report and proxy materials, including the Notice, as applicable, may have been sent to multiple stockholders in your household unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker.
Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, annual report and other proxy materials, you may contact Broadridge Financial Services, Inc. (“Broadridge”) by:

BY INTERNET www.proxyvote.com	BY TELEPHONE 1-800-579-1639	BY E-MAIL sendmaterial@proxyvote.com

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.
Any stockholders who share the same address and currently receive multiple copies of our Notice or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or by calling Broadridge at (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Where can I find the voting results of the Annual Meeting?
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. We will announce preliminary voting results at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting.

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APPENDIX A
Reconciliation of Non-GAAP Financial Measures
This Proxy Statement includes references to adjusted pre-tax net income, which is a non-GAAP measure of financial performance.
This non-GAAP measure is not prepared in accordance with, and is not an alternative to, financial measures prepared in accordance with GAAP. There are material limitations associated with the use of non-GAAP financial measures as an analytical tool, and non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of financial results as reported under GAAP. The non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from the non-GAAP financial measure. A reconciliation of the non-GAAP measure to its most directly comparable GAAP financial measure has been provided in the financial statement table below, and stockholders are encouraged to review the reconciliation.
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Pre-Tax Net Income

2025 ($)
Net income (loss) for Executive Bonus Plans	(16,213,000)
Stock-based compensation (net)	41,852,000
Adjustment for income taxes	(1,492,000)
Adjusted Pre-Tax Net Income	24,147,000

PubMatic, Inc.	A-1	2026 Proxy Statement

PUBMATIC, INC.
601 MARSHALL ST.
REDWOOD CITY, CA 94063

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PUBM2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93015-P48220 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PUBMATIC, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Susan Daimler	05) Anton Hanebrink
02) Shelagh Glaser	06) Ramon Jones
03) Amar K. Goel	07) Nick Mehta
04) Rajeev K. Goel	08) Jacob Shulman

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V93016-P48220

PUBMATIC, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 29, 2026 9:00 a.m. Pacific Time

The undersigned hereby appoints Rajeev K. Goel, Steven Pantelick and Andrew Woods, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Pubmatic, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on May 29, 2026 at www.virtualshareholdermeeting.com/PUBM2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side